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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS to be held May 19, 2010
PROXY STATEMENT
INTRODUCTION
SOLICITATION BY BOARD OF DIRECTORS
PROPOSAL 1 -- ELECTION OF DIRECTORS
PROPOSAL 2 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
REPORT OF THE AUDIT COMMITTEE
OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING
BENEFICIAL OWNERSHIP OF OUR COMMON STOCK
EXECUTIVE COMPENSATION
Summary Compensation Table
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED (During Last Completed Fiscal Year)
NON-QUALIFIED DEFERRED COMPENSATION
DIRECTOR COMPENSATION (During Last Completed Fiscal Year)
TRANSACTIONS WITH RELATED PERSONS
PROPOSALS OF STOCKHOLDERS
OTHER MATTERS

PROASSURANCE CORPORATION
100 Brookwood Place
Birmingham, Alabama 35209

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held May 19, 2010

To our Stockholders:

The Annual Meeting of Stockholders of ProAssurance Corporation (“ProAssurance”) will be held at 10:00 a.m., local time, on Wednesday, May 19, 2010, on the 5th floor of the headquarters of ProAssurance, located at 100 Brookwood Place, Birmingham, Alabama 35209, for the following purposes:

(1)	To elect three (3) directors of ProAssurance, as Class III directors, to serve until the 2013 annual meeting and until their successors are elected and qualified;

(2)	To ratify the appointment of Ernst & Young LLP as independent auditors; and

(3)	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The Board of Directors has set March 26, 2010, as the record date for the annual meeting. You will only be entitled to notice of, and to vote at, the annual meeting if you are a holder of record of shares of ProAssurance’s Common Stock at the close of business on the record date. The stock transfer books will not be closed.

We may adjourn the annual meeting without notice other than announcement at the meeting or adjournments thereof, and any business for which notice is hereby given may be transacted at any such adjournment.

We have provided details concerning those matters to come before the annual meeting in the accompanying proxy statement. Whether you plan to attend the annual meeting or not, please sign, date and return the enclosed proxy card in the envelope provided. Returning your proxy card does not deprive you of your right to attend the annual meeting and to vote your shares in person.

A copy of ProAssurance’s Annual Report to the Stockholders for the year ended December 31, 2009, is enclosed, and is also available in the “Investor Relations” section of our website at www.ProAssurance.com. We hope you will find it informative.

By order of the Board of Directors,

Jeffrey P. Lisenby
Secretary

April 1, 2010

PROASSURANCE CORPORATION
100 Brookwood Place
Birmingham, Alabama 35209

PROXY STATEMENT

Annual meeting of Stockholders
to be held May 19, 2010

INTRODUCTION

We are furnishing this proxy statement and proxy card to the stockholders of ProAssurance Corporation, which we sometimes refer to as “ProAssurance,” on behalf of ProAssurance’s Board of Directors on or about April 9, 2010. Our Board of Directors is soliciting your proxy to vote your shares at the annual meeting of ProAssurance’s stockholders to be held at 10:00 a.m., local time, on Wednesday, May 19, 2010, on the 5th floor of our headquarters located at 100 Brookwood Place, Birmingham, Alabama 35209, or at any adjournment or postponement thereof.

What is a proxy?

A proxy is a person or persons whom you designate to vote your stock. If you designate someone as your proxy in a written document, that document is called a proxy card.

Who pays for the proxy solicitation?

ProAssurance will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the annual meeting. Certain of our directors, officers or employees may solicit your proxy and they will receive no additional compensation for such solicitation. We will reimburse brokers and other nominees for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

What is the purpose of the annual meeting?

As outlined in the meeting notice, at the annual meeting the stockholders will be asked to elect three (3) members to the Board of Directors of ProAssurance, as Class III directors, to serve until the 2013 annual meeting, and to ratify the appointment of Ernst & Young LLP as independent auditors.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends a vote FOR electing all nominees for director (Proposal 1) and FOR ratifying the appointment of Ernst & Young LLP as our independent auditors (Proposal 2).

What is the record date and what does it mean?

The Board of Directors set March 26, 2010 as the record date for the annual meeting. You are entitled to notice of and to vote at the annual meeting if you own shares as of the close of business on our record date.

How many shares are entitled to vote at the annual meeting?

At the close of business on the record date there were 34,340,312 outstanding shares of our common stock, par value $0.01 per share (“Common Stock”), of which we hold 1,811,356 shares as treasury shares that cannot be voted at the meeting. You are entitled to one vote in person or by proxy on all matters properly to come before the annual meeting for each share of our Common Stock that you own on the record date.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of one-third of the shares of Common Stock entitled to vote at the meeting will constitute a quorum to conduct business at the annual meeting. Proxies received but marked as abstentions and “broker non-votes” (which occur where shares held by brokers or nominees for beneficial owners are not voted on a matter) will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

If you are a record owner of our Common Stock you may vote your shares on matters properly presented at the annual meeting in any of four ways:

•	by signing and returning the enclosed proxy card in the enclosed envelope; or

•	by voting on the Internet in accordance with instructions on the proxy card; or

•	by using a touchtone telephone and following the instructions on the enclosed proxy card; or

•	by attending the meeting and voting in person.

If you properly cast your vote, and your vote is not subsequently revoked, your vote will be voted in accordance with your instructions. Stockholders voting via the internet and by telephone should understand that there may be costs associated with voting in these manners, such as usage charges from internet access providers and telephone companies, which must be borne by the stockholder.

How do I vote if my shares are in “street name”?

If you hold shares in “street name” (that is, through a bank, broker or other nominee), your shares must be voted in accordance with instructions provided by the nominee. If your shares are held in the name of a nominee and you would like to attend the annual meeting and vote in person, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the annual meeting.

How do I know if I hold my shares in “street name”?

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares, and your shares are considered held in “street name”? However, if your shares are registered directly in your name with BNYMellon, our transfer agent, you are considered the stockholder “of record” of those shares.

How do I vote on the Internet?

You can cast your proxy vote at www.proxyvote.com, regardless of how you hold your shares. You will need to have the Control Number from your proxy notice or proxy card available.

Will my vote on the Internet be secure and accurate?

The internet and telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. We have been advised that the internet and telephone voting procedures that have been made available to you are consistent with the requirements of applicable law.

What is the deadline for voting?

Votes not cast at the meeting must be received by 11:59 p.m., Birmingham, Alabama time, on May 18, 2010. Submitting your vote via the internet or by telephone will not affect your right to vote in person should you decide to attend the annual meeting.

Can I revoke my proxy?

Yes. You may revoke your proxy prior to the annual meeting by either (i) submitting to ProAssurance a properly executed proxy and bearing a later date, (ii) by voting by telephone or Internet at a later date or in person at the meeting, or (iii) by giving written notice of revocation to the Secretary of ProAssurance. The mailing address of ProAssurance is P.O. Box 590009, Birmingham, Alabama 35259-0009, and the street address is 100 Brookwood Place, Birmingham, Alabama 35209.

Are the materials for the annual meeting available on the internet?

Yes. The materials for ProAssurance’s 2010 Annual Meeting of Stockholders (the 2009 Annual Report to the Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2009, Proxy Statement and Proxy Card) are available on the internet at www.proxyvote.com. Our proxy statement and proxy card for the 2010 Annual Meeting and our 2009 Annual Report also will be available through the “Investor Relations” section of our website at www.ProAssurance.com until at least May 19, 2011. Our Annual Report to the Stockholders and Annual Report on Form 10-K, and other materials on our website are not proxy soliciting materials.

How do I receive a printed copy of the materials for the annual meeting?

You may obtain a printed copy of this Proxy Statement, our 2009 Annual Report to the Stockholders and 2009 Annual Report on Form 10-K (including the financial statements and financial statement schedules) without charge by contacting Frank B. O’Neil at the address shown above, or by telephone at (205) 877-4400 or (800) 282-6242, or by e-mail at Investor@ProAssurance.com. You may also request a copy through www.proxyvote.com using your Control Number.

How do I receive additional information or documents regarding ProAssurance?

Our Board of Directors has adopted a Policy Regarding Determination of Director Independence, including categorical standards to assist in determining independence, and has adopted charters for our Audit Committee, Compensation Committee, and Nominating/Corporate Governance Committee, as well as Corporate Governance Principles and our Code of Ethics and Conduct. All of these documents and policies are available in the Corporate Governance section of our website, www.ProAssurance.com. Printed copies of our committee charters, Corporate Governance Principles, Code of Ethics and Conduct, and the Policy Regarding Determination of Director Independence may be obtained by contacting Frank B. O’Neil, Senior Vice President, ProAssurance Corporation, either by mail at P.O. Box 590009, Birmingham, Alabama 35259-0009, or by telephone at (205) 877-4400 or (800) 282-6242 or by e-mail at Investor@ProAssurance.com.

SOLICITATION BY BOARD OF DIRECTORS

Our Board of Directors is soliciting your proxy to vote at the 2010 Annual Meeting. In addition to the solicitation of proxies by mail and the internet, solicitation may be made by certain of our directors, officers or employees telephonically, electronically or by other means of communication.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the annual meeting, you will be asked to elect the following persons as Class III directors to hold office for terms ending at the annual meeting of stockholders to be held in 2013:

Victor T. Adamo, Esq., CPCU (Age 62) has served as a director and President of ProAssurance since it began operation in June 2001. Prior to June 2001, Mr. Adamo served as an officer of our insurance subsidiary, ProAssurance Casualty Company (formerly, ProNational Insurance Company) (1985-2001), and as a director and president and chief executive officer of its former holding company, Professionals Group, Inc. (1996-2001). Prior to joining ProAssurance Casualty Company, Mr. Adamo was in private legal practice from 1975 to 1985.

William J. Listwan, M.D. (Age 67) has served as a director of ProAssurance since September 2006. Dr. Listwan was a member of the Board of Directors of ProAssurance Wisconsin Insurance Company, formerly Physicians Insurance Company of Wisconsin, Inc. (“PRA Wisconsin”) from its organization in 1986 until its merger with ProAssurance in August 2006. Dr. Listwan practiced Internal Medicine with the Aurora Health Center (formerly General Clinic) in West Bend, Wisconsin, from July 1974 to April 2006. He currently holds an appointment as Assistant Clinical Professor of Medicine and formerly was a member of the Board of Trustees at the Medical College of Wisconsin. Dr. Listwan also served as the President of Wisconsin Medical Society and was a member of its Board of Directors for ten years. He holds a Certificate of Director Education from the NACD Corporate Directors Institute.

W. Stancil Starnes, Esq. (Age 61) was elected to the Board of Directors on September 5, 2007 and serves as its Chairman. Mr. Starnes was appointed as Chief Executive Officer (CEO) of ProAssurance on July 2, 2007. Mr. Starnes served as the senior and managing partner of the law firm of Starnes & Atchison LLP in Birmingham, Alabama, where he was extensively involved with ProAssurance and its predecessors in the defense of medical liability claims for over 25 years. He withdrew from the firm in October 2006 to serve as President, Corporate Planning and Administration of Brasfield & Gorrie, Inc., a commercial construction firm based in Birmingham, Alabama, where he served until May 2007. Mr. Starnes currently serves as a director of Infinity Property and Casualty Corporation, a public insurance holding company based in Birmingham, Alabama, where he serves on the audit, compensation and executive committees. He served as a director of Alabama National Bancorporation, a public bank holding company based in Birmingham, Alabama, until its sale to RBC Centura Banks, Inc. on February 25, 2008, and he served on its nominating and corporate governance committee.

The persons named in the board’s proxy card have advised us that, unless a contrary direction is indicated on your proxy card, they intend to vote the shares appointing them as proxies in favor of the named nominees. If the nominees should be unable to serve, and the Board of Directors knows of no reason to anticipate that this will occur, the persons named in the proxy card will vote for such other person or persons as may be recommended by our Nominating/Corporate Governance Committee and designated by the Board of Directors, or the Board of Directors may decide not to elect an additional person as a director. The persons named in the proxy card will have no authority to vote for the election of any person other than the nominees or their substitutes in the election of directors.

All of the nominees currently are members of our Board of Directors, and all nominees have been approved, recommended and nominated for re-election to the Board of Directors by our Nominating/Corporate Governance Committee and by our Board of Directors in accordance with our Corporate Governance Principles.

Directors will be elected by a plurality of the votes cast in person or by proxy at the annual meeting. With respect to the election of directors, you may vote for all of the nominees or withhold authority to vote for any or all of the nominees. Because directors are elected by a plurality of the votes cast, votes to withhold authority with respect to one or more nominees and broker non-votes will have no effect on the outcome of the election. If you do not give instructions to your proxy, your shares represented by that proxy will be voted FOR the election of each director nominee nominated by the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE NOMINEES NOMINATED FOR ELECTION AS DIRECTORS BY THE BOARD OF DIRECTORS.

Board of Directors

Our Certificate of Incorporation provides that our Board of Directors is comprised of at least three and not more than twenty-four directors, as determined by the Board of Directors. The Certificate of Incorporation requires that our directors be divided into three classes as nearly equal as possible and that the directors serve staggered terms of three years. The remaining directors may fill any vacancies on the Board of Directors resulting from the death, resignation or removal of a director or from any increase in the number of directors. A director elected by the directors to fill a vacancy on the Board of Directors holds office until the next election of the class of directors for which such director has been chosen.

The Board of Directors has nominated Victor T. Adamo, Esq., CPCU, William J. Listwan, M.D. and W. Stancil Starnes, Esq. for election to the Board of Directors at the 2010 Annual Meeting as Class III directors as set forth under the caption “Proposal 1 — Election of Directors.” Information regarding the nominees is set forth above and information regarding the directors continuing in office is set forth below, all of which was confirmed by them for inclusion in this proxy statement. Information regarding stock ownership by the nominees and continuing directors is set forth in the table under the caption “Beneficial Ownership of Our Common Stock” included elsewhere in this proxy statement.

Class I Directors Continuing in Office — Term Expiring in 2011

Lucian F. Bloodworth (Age 69) has served as a director of ProAssurance since August 22, 2002. Mr. Bloodworth has been the chairman of Cain Manufacturing, a manufacturer of specialty parts for air distribution and roofing based in Birmingham, Alabama since 1988. Prior to that time he was a senior executive for life insurance subsidiaries of Protective Life Corporation and for National Bank of Commerce. Mr. Bloodworth has been a fellow of the Society of Actuaries and a member of the American Academy of Actuaries.

Robert E. Flowers, M.D. (Age 60) has served as a director of ProAssurance since it began operation in June 2001. Prior to June 2001, Dr. Flowers served as a director of our insurance subsidiary, ProAssurance Indemnity Company, Inc. (formerly, The Medical Assurance Company, Inc.) from 1985 to 2001, and as a director of its former holding company, Medical Assurance, Inc. (1995-2001). Dr. Flowers practiced as a physician with Gynecology Associates of Dothan P.C., Dothan, Alabama, prior to his retirement in 2001.

Ann F. Putallaz, Ph.D. (Age 64) has served as a director of ProAssurance since June 2001. Prior to 2001, Ms. Putallaz served as a director of Professionals Group, Inc. (1996-2001), and its vice chairman (1999-2001). For the past five years, Ms. Putallaz has been Director of Data and Communication Services of Munder Capital Management, an investment advisor to The Munder Funds, an open end investment company registered under the Investment Company Act of 1940.

Drayton Nabers, Jr., Esq. (Age 69) served as a director of ProAssurance from February 2002 until he resigned effective December 31, 2002, to serve as Finance Director of the State of Alabama. Mr. Nabers served as Finance Director until June 2004, when he was appointed Chief Justice of the Alabama Supreme Court. He left the Court in 2006, and Mr. Nabers was elected to serve again as a director of ProAssurance at the 2008 Annual Meeting. He is currently in private practice with the law firm of Maynard, Cooper & Gale, PC in Birmingham, Alabama. Mr. Nabers was a senior executive officer of Protective Life Corporation, a public insurance holding company based in Birmingham, Alabama, from 1979 until his retirement as its Chairman and Chief Executive Officer in 2001. He is currently a director of Infinity Property and Casualty Corporation, where he serves as Chairman of the nominating and corporate governance committee, and is a member of the investment and executive committees.

Class II Directors Continuing in Office — Term Expiring in 2012

Jerry D. Brant, D.P.M. (Age 71) has served as a director of ProAssurance since May 2009. We elected Dr. Brant as a director following our purchase of Podiatry Insurance Company of America (PICA) in accordance with the terms of our Stock Purchase Agreement with PICA dated October 28, 2008. Dr. Brant was one of the founders and is the President and Chief Executive Officer of PICA and a member of its Board of Directors. Dr. Brant helped guide PICA’s evolution into a national provider of professional liability insurance to podiatrists and other medical professionals. Dr. Brant practiced Podiatry in Illinois for thirty years before retiring in 1997 to assume full time duties with PICA.

John J. McMahon, Jr., Esq. (Age 67) has served as a director of ProAssurance since February 22, 2002. Mr. McMahon is chairman of Ligon Industries, a manufacturer of waste water treatment equipment, aluminum castings and hydraulic cylinders. He served as chairman of the executive committee of McWane, Inc. in Birmingham, Alabama, from 1999 until December 31, 2005. Mr. McMahon currently serves as a director of Protective Life Corporation and formerly served as a director of Alabama National Bancorporation and John H. Harland Company.

William H. Woodhams, M.D. (Age 72) has served as a director of ProAssurance since it began operation in June 2001. Prior to June 2001, Dr. Woodhams served as a director of one of our principal insurance subsidiaries, ProAssurance Casualty Company (formerly, ProNational Insurance Company) from 1980 to 2001, and served as a director of its former holding company, Professionals Group, Inc. from 1996 to 2001 and chairman of its board from 1999 to 2001. Dr. Woodhams has been in private practice in Kalamazoo, Michigan, as a family practice physician since 1964.

Wilfred W. Yeargan, Jr., M.D. (Age 70) has served as a director of ProAssurance since 2002. Dr. Yeargan has practiced in Tuscaloosa, Alabama, as an ophthalmologist for over thirty years.

Independent Directors

As required by the New York Stock Exchange Corporate Governance Listing Standards, our Board of Directors has determined that a majority of the directors on the board are “independent” directors. In compliance with the corporate governance requirements of Sarbanes-Oxley Act of 2002 and the applicable rules of the New York Stock Exchange, or NYSE, our Board of Directors has adopted criteria for use in determining the independence of our directors. The independence criteria were amended at the December 2009 meeting of the Board of Directors to address changes in the corporate governance requirements of the NYSE. A complete description of the criteria adopted by our Board of Directors in determining the independence of our directors is available in the Corporate Governance section of our website at www.ProAssurance.com.

Our Board of Directors has determined that the following directors satisfy the independence criteria described above, and therefore constitute “independent” directors:

Lucian F. Bloodworth	Drayton Nabers, Jr.
Robert E. Flowers, M.D.	Ann F. Putallaz
William J. Listwan, M.D.	William H. Woodhams, M.D.
John J. McMahon, Jr.	Wilfred W. Yeargan, Jr., M.D.

Certain of the directors have relationships with the Company that fall within the categories of transactions addressed in the Independence Criteria. The Board considered the relationships in considering the independence of the subject directors. A discussion of these relationships follows under each of the relevant categories of the Independence Criteria.

Our Independence Criteria provide that a director cannot be independent if he or she has been employed by, or received compensation (other than director compensation) of more than $120,000 from, ProAssurance or any of its subsidiaries in any of the last three years. Our independent physician directors (namely, Drs Flowers, Woodhams and Yeargan) received fees for service on the claims and underwriting committees of our subsidiaries, and Dr. Listwan received compensation through an affiliate as a consultant to ProAssurance. Our physician directors are encouraged to serve on the claims and underwriting committees of our insurance subsidiaries. The directors serve on these committees in an advisory capacity with other local physicians, most of whom are not directors of ProAssurance. It is not a full time commitment to any of the physicians, and the fees are designed to compensate them for taking time away from their practices in order to serve on the committees. In 2004, our Board determined that fees for services on the claims and underwriting committees do not constitute director compensation because these are not committees of the Board. Drs. Flowers, Woodhams and Yeargan do not receive any non-director compensation other than fees for service on the claims and underwriting committees, and such fees have not exceeded $100,000 per annum in any of the last three years. Based on the foregoing, the Board determined that Drs. Flowers, Woodhams and Yeargan meet the Independence Criteria and that the receipt of compensation for service on the underwriting and claims committees does not impair their independence. Further, the Board, at its December meeting, established the Professional Liaison Committee as a standing committee of the Board and appointed each of the independent physicians to the committee to continue to serve as a liaison between the Board and the underwriting and claims committees and the local physician communities in their capacities as directors.

We have engaged Dr. Listwan as a consultant under a Consulting and Confidentiality Agreement which provides that Dr. Listwan will provide consulting services to ProAssurance in consideration of an annual retainer of $44,000. At its meeting on December 2, 2009, the Board of Directors reviewed this consulting arrangement and determined that Dr. Listwan satisfies the current independence criteria for directors because: (i) Dr. Listwan is not an employee of ProAssurance or any of its subsidiaries based on the Board’s review of the terms of Dr. Listwan’s engagement as a consultant and its consideration of Internal Revenue Service regulations defining employees and independent contractors for purposes of FICA (Federal Insurance Contributions Act) withholding, and the factors used by our Human Resources Department to determine whether a service provider receives a statement on Form W-2 (an employee) or Form 1099 (independent contractor) with respect to its compensation for services; and (ii) the compensation payable to Dr. Listwan for services as a consultant would not exceed the limitation on compensation under the NYSE corporate governance rules and ProAssurance’s current independence criteria.

Our Independence Criteria provide that a director cannot be independent if such director or a member of his or her family has purchased, or if such director has served as an executive officer, partner or controlling shareholder of a company that has purchased, insurance from any of our insurance subsidiaries in any of the last three years and paid more than $1,000,000 in premiums in any of those years. Four directors have purchased medical malpractice insurance from the Company either directly or indirectly through their respective practice entities during the last three years (Drs. Flowers, Listwan, Woodhams and Yeargan). In addition, two of the directors have members of their immediate families who are physicians and are insured by the Company. Our physician directors and the physician members of a director’s family acquire the insurance in the ordinary course of business at rates that are consistent with our filed rates and customary underwriting practices. The premiums paid with respect to the individual physicians or the practice entities do not exceed the $1,000,000 premium limitation set forth in the Independent Criteria. Our Board has consistently found that it is customary and appropriate for our physician directors to obtain their professional liability insurance from our insurance subsidiaries and that the purchase of insurance from our subsidiaries will not impair the independence of a director so long as the premiums paid are less than the $1,000,000 limitation in the Independence Criteria.

Qualification of Directors

The Nominating/Corporate Governance Committee and Board of Directors are responsible for determining the appropriate composition of our Board and for the selection of individual candidates. Our Corporate Governance Principles do not establish any specific minimum qualifications or skills that an individual candidate must possess. Rather, the Corporate Governance Principles direct our Nominating/Corporate Governance Committee to take into account all factors it considers appropriate, including a candidate’s reputation for ethical business dealings, knowledge, skill, experience, expertise, and the extent to which the candidate would fill a present need in the composition of the Board.

We have recruited Directors that we believe bring to our Board of Directors a diverse set of qualifications related to our business and its products. More specifically:

•	Our primary product is professional liability insurance for healthcare providers. We believe that it is important to have on our Board healthcare professionals who are, or have been, consumers of our insurance products and who understand the business and professional needs of our customers.

•	Our primary subsidiaries are regulated insurance companies. We believe that it is important to have on our Board persons with experience in the operation of regulated insurance companies.

•	We have a significant business enterprise in the financial services sector. We believe that it is important to have on our Board persons with business experience, including financial services and the governance of publicly traded companies.

•	We also believe that it is important that our Board reflect the core values that guide us in fulfilling our “Treated Fairly” commitment, which are: integrity, respect, doctor involvement, collaboration, communication, and enthusiasm.

The following discussion addresses the experience, qualifications, attributes and skills that have led us to the conclusion that our director nominees and our current directors should serve on our Board.

Healthcare Providers: Our Board has five physician-directors: Robert Flowers, M.D., William Listwan, M.D., William Woodhams, M.D. and Wilfred Yeargan, M.D. who are independent directors; and Dr. Jerry Brant D.P.M.

who is a management director. Each of these physician directors are board certified in different medical specialties and has actively practiced medicine for over 30 years (with the exception of Dr. Flowers who retired from his obstetric and gynecology practice in Dothan, Alabama after more than 20 years). Drs. Brant (certified in podiatric medicine) and Listwan (certified in internal medicine) have held significant leadership positions in national and state medical organizations. Dr. Listwan, who has practiced internal medicine in Wisconsin for over 30 years, served as a board member and president of the Wisconsin Medical Society and is currently on the faculty of the Medical College of Wisconsin in Milwaukee. Dr Brant served as a board member and president of both the American Podiatric Medical Association and the Illinois Podiatric Medical Association where he practiced podiatric medicine for 30 years prior to becoming the fulltime CEO of PICA. Dr. Woodhams (family practice certification) and Dr Yeargan (ophthalmology certification) have both practiced in their specialties for over 35 years and have been active in their respective local specialty medical societies.

The presence of our independent physician-directors reflects our commitment to local market presence and to our physician heritage. Drs. Flowers and Yeargan have served on our regional claims committee in Alabama for over twenty years. Dr. Woodhams served on the board and claims committee of our Michigan predecessor from 1980 until its merger with ProAssurance in 2001 and also served on the board and claims committee of our Indiana predecessor for over 10 years prior to our acquisition of that company. Dr. Listwan served on the board and claims committee of our Wisconsin predecessor from 1980 until its merger with ProAssurance in 2006. Each of these physicians continued to serve on his respective regional claims committee until we created our Professional Liaison Committee in December 2009. Members of that committee regularly attend regional claims committee meetings and assist the Board of Directors in understanding professional liability and risk management issues affecting and of concern to physicians and other healthcare professionals in our professional liability insurance markets.

In addition to our physician directors, our CEO, W. Stancil Starnes, represented practicing physicians in the defense of medical malpractice claims for over thirty years. Mr. Starnes brings to the Board a deep understanding of the legal and professional issues involved in resolving claims and how best to deliver the claims defense that is the key component of our insurance products.

Insurance Company Operations:  We have five directors who have significant experience as operating executives of regulated insurance companies, two of whom are independent.

Mr. Starnes has served as our Chief Executive Officer since July 2007 and it has been our practice for our CEO to serve on our Board of Directors. Mr. Adamo has served as president of ProAssurance since Medical Assurance, Inc and Professionals Group, Inc were consolidated into ProAssurance in June 2001. Prior to that time Mr. Adamo served as CEO and in other senior executive officer positions of ProNational Insurance Company (now known as ProAssurance Casualty Company) for 21 years. Mr. Adamo currently serves on the board of the Physician Insurers Association of America, an industry association of doctor founded medical professional liability companies. Dr. Brant has served as an executive officer of PICA since its founding in 1980 and became its fulltime CEO in 1997.

Mr. Nabers, served as a senior executive officer of Protective Life Corporation from 1979 until his retirement as its chairman and CEO in 2001. Protective Life Corporation is an insurance holding company whose principal subsidiaries are engaged in the life insurance business. During his tenure at Protective, Mr. Nabers served on the board of the American Council of Life Insurers from 1994 to 2001 and its chairman in 2000. Mr. Bloodworth is an actuary and served as a senior executive of insurance subsidiaries of Protective Life Corporation from 1972 until 1983, serving as president of American Foundation Life Insurance Company from 1979 to 1983. During this time, Mr. Bloodworth was a Fellow of the Society of Actuaries and member of the American Academy of Actuaries and a Chartered Life Underwriter.

Other Business and Financial Services:  We have three independent directors who bring diverse business experience to the Board.

Following his tenure as president of American Foundation Life, Mr. Bloodworth was a senior executive for National Bank of Commerce and since 1988 has been the CEO of a manufacturing company. As an actuary, Mr. Bloodworth, who serves on our Audit Committee, contributes to the ability of the Board to assess the risks relating to the provision for losses and loss adjustment expenses for claims which is our largest balance sheet liability.

Ms. Putallaz, who obtained a PhD in economics in 1974, has served in various capacities for firms engaged in the investment management business since 1983. Prior to that time she was a lecturer and research assistant in the Economics Department of the University of Michigan. Ms. Putallaz, who serves on our Audit Committee, brings her knowledge and expertise to the financial and investment aspects of ProAssurance.

Mr. McMahon’s career has focused on the leadership of business enterprises including McWane Cast Iron Pipe Company, a privately held manufacturer of cast iron pipe, and Ligon Industries, a manufacturer of waste treatment equipment, aluminum castings and hydraulic cylinders. His leadership ability is reflected by his election to serve as a Trustee of the University of Alabama, director of UAB Health Systems, and trustee of Birmingham Southern College.

Additional Qualifications:  In selecting individual candidates, ProAssurance also has considered other relevant experience of our directors including:

Practice of Law:  A background in law is of significant value in understanding the legal issues impacting ProAssurance as a publicly traded company and as a holding company for regulated insurance companies. Messrs. Adamo, McMahon, Nabers, and Starnes all had experience in the private practice of law prior to entering their business careers, and Mr. Nabers also served as the Chief Justice of the Alabama Supreme Court from 2004 until 2006.

Public Company Experience:  Apart from ProAssurance and its predecessor companies, Messrs. McMahon, Nabers and Starnes have all served as members of the Board of Directors of one or more publicly traded companies, and each has gained valuable experience through leadership of, and service on, various standing committees of each Board on which they have served.

Qualification to Serve on the Audit Committee:  Members of the audit committee of publicly traded companies are required to be independent and to possess specific financial qualifications. Members of an audit committee are expected to be “financially literate,” and one member is expected to be qualified to be an “audit committee financial expert.” In selecting directors, we consider the candidate’s ability to serve on the Audit Committee. All members of our Audit Committee have been found to be independent by our Board of Directors under SEC rules and NYSE guidelines. Mr. Bloodworth and Ms. Putallaz meet the financial literacy requirements as a result of their training, employment with financial institutions, and general financial expertise. Mr. Nabers has been designated as our audit committee financial expert based upon his expertise and his experience as an executive officer of Protective Life Corporation and as Finance Director of the State of Alabama.

Diversity:  Our Board of Directors is committed to diversity on the Board and within the Company. We believe our directors provide diversity in business experience and geographic representation. As vacancies arise on our Board, diversity will be a factor in the selection of a new director.

Board Leadership

Our Board of Directors has determined that is in our best interest for Mr. Starnes to serve as our Chairman of the Board and our Chief Executive Officer. Our Board believes it is in our best interest to have one individual to lead our company and to establish its strategic goals and objectives under the supervision and direction of the Board of Directors. Our Board also believes that having Mr. Starnes serve as our Chairman and CEO facilitates his ability to establish priorities for our Board and management in achieving such goals and objectives.

We have not formally established the position of lead director. Our Corporate Governance Principles require our non-management directors to hold executive sessions at which management, including the CEO, is not present. The Corporate Governance Principles further provide that the executive sessions of non-management directors are to be held on a regularly scheduled basis, not less frequently than two times each year, and that at least one of the executive sessions will be attended by independent directors only. The non-management directors select an independent director to preside at each executive session. At the annual meeting in May 2009, the independent directors selected Dr. Yeargan as the independent director to preside at the executive sessions. During 2009, our independent directors held an executive session after each quarterly Board meeting.

Risk Oversight

As an insurance holding company, our business is principally conducted by insurance subsidiaries that are subject to insurance laws and regulations in their respective domiciliary states and in the states in which they do business. State insurance regulatory regimes are intended to protect policyholders by vesting in the insurance regulator administrative and supervisory authority to address risks relating to the solvency of insurers and their ability to pay claims as well as to the marketing of insurance products and rates charged for such products. The insurance regulations identify key business risks associated with the insurance business and provide guidance as to the management of these risks

We have taken steps to catalogue and identify these and additional risks for purposes of enterprise risk management (ERM). We expect our CEO to be in charge of risk oversight. We have also established a management based ERM Committee coordinated by our President and comprised of persons responsible for our key risk areas, including adequacy of loss reserves; defense of claims and the litigation process; the quality of investments supporting our reserves and capital; compliance with regulatory and financial reporting requirements; and concentration in the medical professional liability insurance business. Our CEO and ERM Committee are responsible for identifying material risks associated with these and other risk areas and for establishing and monitoring risk management solutions that address levels of risk appetite and risk tolerance that are recommended by the committee and reviewed by the Board.

The Board of Directors is responsible for ensuring that our ERM process is in place and functioning. The Board has divided primary ERM oversight responsibility between the Audit Committee and the Nominating/Corporate Governance Committee as follows:

•	The Audit Committee has the primary oversight responsibility for risks relating to financial reporting and compliance. We have established lines of communication between the Audit Committee and our independent auditor, internal auditor and management that enable the Audit Committee to perform its oversight function.

•	The Nominating/Corporate Governance Committee has the primary responsibility for oversight of those risks covered by the ERM process that are not the responsibility of the Audit Committee. The Nominating/Corporate Governance Committee will review the ERM process established by management’s ERM Committee and monitors the functioning of the process. It also will review recommendations of our ERM Committee as to materiality thresholds for risks covered in the ERM process and as to the levels of risk appetite and risk tolerance with respect to covered risks.

Meetings and Committees of the Board of Directors

Our Board of Directors held four meetings during 2009. Our Bylaws establish four standing committees of the Board of Directors: the Nominating/Corporate Governance Committee, the Compensation Committee, the Audit Committee and the Executive Committee, each of which is described below. Each of our incumbent directors attended at least 75% of the meetings of the Board of Directors and the committees of the board on which he or she served during 2009 (in each case, which were held during the period for which he or she was a director). In December 2009 all of our directors attended eight hours of board education accredited by Risk Metrics Group (formerly Institutional Shareholder Services).

Neither our Board of Directors nor our Nominating/Corporate Governance Committee has implemented a formal policy regarding director attendance at annual meetings of our stockholders. However, our Board of Directors typically holds its annual meeting directly following the annual stockholders’ meeting, and it is customary for our directors to attend the annual stockholders’ meeting. All of our then thirteen directors attended the annual meeting of our stockholders held on May 20, 2009.

Nominating/Corporate Governance Committee

Our Nominating/Corporate Governance Committee currently consists of three independent directors, and operates pursuant to a written charter, which is available in the Corporate Governance section of our website, www.ProAssurance.com. The primary purposes of the Nominating/Corporate Governance Committee are to:

•	identify individuals qualified to become directors and recommend to the Board of Directors for its consideration the candidates for all directorships to be filled by the Board of Directors or to be elected by the stockholders;

•	advise the Board of Directors with respect to the board composition, procedures and committees;

•	develop and recommend to the Board of Directors a set of corporate governance principles applicable to ProAssurance;

•	oversee the evaluation of the Board of Directors and the evaluation of ProAssurance’s management;

•	oversee the risks covered by ProAssurance’s ERM process that are not the responsibility of the Audit Committee; and

•	otherwise take a leadership role in shaping the corporate governance of ProAssurance.

The Nominating/Corporate Governance Committee is empowered to engage a third party search firm to assist in identifying and evaluating director candidates. However, the committee did not hire any search firm during 2009 and, accordingly, paid no fees to any such company.

Under our Corporate Governance Principles, the Nominating/Corporate Governance Committee will consider a nominee proposed by a stockholder for a vacancy on our board when such nomination has been submitted in accordance with the provisions contained in our Bylaws, which are described under the caption “Stockholder Proposals” in this proxy statement. A vacancy does not exist where:

•	the Board of Directors desires to re-nominate an incumbent director for an additional term and, the director consents to stand for re-election and to serve on our Board of Directors if elected; or

•	the Nominating/Corporate Governance Committee has recommended to our Board of Directors a candidate to fill a vacancy and, prior to the receipt of a properly submitted stockholder nomination, such nominee has agreed to stand for election and serve on our board if elected.

Our Board of Directors may, at any time, elect not to fill a vacancy arising on the Board. The Board of Directors may elect to not recommend a director candidate nominated by a stockholder even if such director candidate is the only candidate submitted to the Nominating/Corporate Governance Committee to fill a vacancy.

The Nominating/Corporate Governance Committee is responsible for determining the appropriate composition of our Board and for the selection of individual candidates consistent with such determination. Our Corporate Governance Principles do not establish any specific requirements of minimum qualifications or skills that an individual candidate must possess other than the maximum age requirements described in the Corporate Governance Principles. Rather, the Corporate Governance Principles direct our Nominating/Corporate Governance Committee to take into account all factors it considers appropriate, including a candidate’s reputation for ethical business dealings, knowledge, skill, experience, expertise, and the extent to which the candidate would fill a present need in the composition of the Board.

Subject to the qualifications described above, our Nominating/Corporate Governance Committee will consider a director candidate nominated by a stockholder in the same manner as candidates brought before the Nominating/Corporate Governance Committee from other sources. Generally, the Nominating/Corporate Governance Committee initially evaluates a prospective nominee on the basis of his or her résumé and other background information that has been made available to the Nominating/Corporate Governance Committee. A member of the Nominating/Corporate Governance Committee will contact for further review those candidates who the committee believes are qualified, who may fulfill a specific board need, and who the committee believes would otherwise best make a contribution to the Board. If, after further discussions with the candidate and other further review and consideration as necessary, the Nominating/Corporate Governance Committee believes that it has identified a qualified candidate, it will make a recommendation to the Board.

The charter of the Nominating/Corporate Governance Committee provides for at least three members, each of whom must be an independent director. The current members of our Nominating/Corporate Governance Committee are John J. McMahon, Jr. (Chairman), Lucian F. Bloodworth and William H. Woodhams. Our Board of Directors has found that each member of our Nominating/Corporate Governance Committee is “independent” within the meaning of the rules of the NYSE.

During 2009, our Nominating/Corporate Governance Committee met two times.

Compensation Committee

Our Compensation Committee currently consists of three independent directors, and operates pursuant to a written charter, which is available in the Corporate Governance section of our website, www.ProAssurance.com. The primary purposes of the Compensation Committee are to:

•	represent and assist the Board of Directors in discharging its oversight responsibility relating to compensation matters, including determining the compensation arrangements for the chief executive officer and reporting its determination to the Board of Directors for ratification by a majority of independent directors; and

•	review and discuss with management the disclosure under the caption “Compensation Discussion and Analysis” and prepare the report of the Compensation Committee with respect to such disclosure, each of which is to be included in our annual proxy statement.

The charter of the Compensation Committee charges the committee with the responsibility to determine and approve, subject to ratification by a majority of independent directors, the CEO’s compensation level based on the committee’s evaluation of the CEO’s performance in light of the corporate goals and objectives relevant to the CEO’s compensation as approved by the committee. The charter also charges the Compensation Committee with the responsibility to, among other duties, review the competitiveness of the non-CEO executive compensation programs of ProAssurance; approve change of control agreements or severance plans for executive officers of ProAssurance; and make recommendations for director compensation to our Board of Directors. The charter further provides that the Compensation Committee has the exclusive authority to retain outside compensation consultants and advisors as it deems appropriate to fulfill its responsibilities.

The current practice of the Compensation Committee is to retain an outside consultant to gather data from peer companies and to use such data as a point of reference when reviewing ProAssurance’s compensation practices. The Compensation Committee, with the assistance of ProAssurance’s management and its consultant, identifies the peer companies to be used in the compensation analysis. The peer companies are insurance organizations that are competitors with ProAssurance in terms of direct business, senior executive talent, and market capitalization.

After reviewing peer companies’ data, the compensation consultant provides a report to the committee that describes market practices with regard to executive compensation and identifies any gaps between the market and ProAssurance’s executive compensation practices. In addition, from time to time the Compensation Committee retains a compensation consultant to provide a review and analysis of particular aspects of ProAssurance’s compensation program, and reports of these studies are also considered by the committee in making its recommendations. The Compensation Committee customarily makes its compensation recommendations to our Board of Directors at its regularly scheduled meeting in the first quarter of each year.

ProAssurance’s senior management makes no recommendations with respect to compensation of the CEO. The Compensation Committee is exclusively responsible for making compensation recommendations for adoption by the Board of Directors as to changes in base salary for the CEO and the number and type of long-term incentive compensation awards to be granted to the CEO. The Compensation Committee also approves the annual incentive award guidelines for non-equity incentive compensation to be paid to the CEO. All decisions of the Compensation Committee with respect to the CEO compensation are subject to ratification by a majority of the independent directors under the committee’s charter.

In accordance with its charter, the Compensation Committee also makes recommendations as to compensation of our directors. In 2008, the Compensation Committee engaged a compensation consultant to provide a review of the compensation of our Board of Directors and make recommendations for changes in the compensation of directors for their service on the Board of Directors and for their service on the various committees. These recommendations were considered by our Board of Directors at its meeting in the first quarter of 2009.

The Compensation Committee administers the ProAssurance Corporation 2008 Annual Incentive Compensation Plan and the ProAssurance Corporation 2008 Equity Incentive Plan, as well as the ProAssurance Corporation Incentive Compensation Stock Plan, and the ProAssurance Corporation 2004 Equity Incentive Plan with respect to awards granted prior to the effectiveness of the ProAssurance Corporation 2008 Equity Incentive Plan.

During 2009, our Compensation Committee met two times. The charter of the Compensation Committee provides for at least three members, each of whom must be an independent director. The current members of the Compensation Committee are Wilfred W. Yeargan, Jr. (Chairman), Robert E. Flowers and John J. McMahon, Jr. Dr. William J. Listwan served on the Compensation Committee until his resignation in December 2009. Our Board of Directors has determined that each member of the Compensation Committee is “independent” within the meaning of the rules of the NYSE and, as required by the Compensation Committee charter, no member of the Compensation Committee has any interlocking relationships required to be disclosed under federal securities laws.

This year’s report of the Compensation Committee is on page 28 of this proxy statement.

Audit Committee

Our Audit Committee consists of three independent directors, and operates pursuant to a written charter that is available in the Corporate Governance section of our website, www.ProAssurance.com. The primary purposes of our Audit Committee are to represent and assist the Board of Directors in discharging its oversight responsibility relating to:

•	the accounting, reporting, and financial practices of ProAssurance and its subsidiaries, including the integrity of our financial statements;

•	the surveillance of our administration and financial controls and compliance with legal and regulatory requirements;

•	the outside auditor’s qualifications and independence;

•	ProAssurance’s policies on risk assessment and risk management with respect to financial reporting issues; and

•	the performance of our internal auditors.

The Audit Committee also prepares the Report of the Audit Committee, included on page 17 of this proxy statement as required by the SEC rules.

Our Audit Committee is responsible for carrying out all of the duties and responsibilities required for audit committees under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the corporate governance rules of the NYSE for listed companies. A description of the specific duties and responsibilities of our Audit Committee can be found in its charter. Our Audit Committee and Board of Directors have established a procedure which establishes a confidential means for complaints or concerns with respect to accounting, internal controls and auditing matters to be submitted to the committee, which is described under the caption titled “Other Matters — Policies on Reporting of Concerns Regarding Accounting and Other Matters and Communicating with Directors” in this proxy statement.

The charter of the Audit Committee provides for at least three members, each of whom must be an independent director. Drayton Nabers, Jr. is the Chairman, and Lucian F. Bloodworth and Ann F. Putallaz are the other members of our Audit Committee. Our Nominating/Corporate Governance Committee and our Board of Directors have determined that each member of the Audit Committee is “independent” within the meaning of the rules of both the SEC and NYSE; that each member of the Audit Committee is financially literate as such qualification is defined under the rules of the NYSE; and that Drayton Nabers, Jr., based upon his education and extensive experience in connection with the preparation of financial statements and knowledge of GAAP, including his leadership roles at Protective Life Corporation and as the former Finance Director of the State of Alabama, is an “audit committee financial expert” within the meaning of the rules of the SEC. No member of the Audit Committee is presently serving on the audit committee of another company.

During 2009, the Audit Committee held eight meetings.

Executive Committee

Our Executive Committee has the authority during intervals between the meetings of the Board of Directors to exercise all powers and authority of the Board of Directors in the management of our business and affairs, except that the Executive Committee may not:

•	alter or repeal any resolution adopted by the Board of Directors that by its terms is not subject to amendment or repeal by the Executive Committee or any resolution relating to the establishment or membership of the Executive Committee;

•	act with respect to matters required to be passed upon by the full board, the independent directors, or by a committee comprised of independent directors; or

•	act on any matter which has been delegated to the Audit Committee, the Nominating/Corporate Governance Committee or the Compensation Committee in their respective charters.

The Bylaws provide that the Executive Committee have at least three members including the Chairman of the Board. The members of the Executive Committee are W. Stancil Starnes (Chairman), Victor T. Adamo, and Wilfred W. Yeargan, Jr. The Executive Committee did not meet in 2009.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Ernst & Young LLP as our auditors for the current fiscal year ending December 31, 2010. Although ratification of the stockholders is not required for selection of independent auditors under Delaware law or our Bylaws, the Board of Directors believes it is appropriate to seek stockholder ratification of the selection of Ernst & Young LLP as independent auditor.

Ernst & Young LLP served as the independent auditor of ProAssurance for the year ended December 31, 2009. Representatives of Ernst & Young will be present at the 2010 Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees for 2009 and 2008

The table below sets forth the aggregate fees paid by ProAssurance for audit, audit-related, tax and other services provided by Ernst & Young LLP to ProAssurance during each of the last two years.

	2009	2008

Audit fees	$1,241,706	$1,162,724
Audit-related fees	0	0
Tax fees	0	0
All other fees	0	6,000

Total	$1,241,706	$1,168,724

The other fees in 2008 related to non-audit online services provided by Ernst & Young LLP for research on accounting matters. The Audit Committee does not believe that these services are prohibited non-audit services. The Audit Committee further believes that provision of these services does not impair the independence of the auditor.

All fees paid to Ernst & Young LLP in 2009 which required the pre-approval of the Audit Committee were approved in accordance with our pre-approval policies and procedures described below.

Pre-Approval Policies and Procedures

Under the Sarbanes-Oxley Act of 2002, the audit committee of the board of directors is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the audit committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence. To implement these provisions of the Sarbanes-Oxley Act of 2002, the SEC has issued rules specifying the types of services that an independent auditor may not provide to its audit client and governing the audit committee’s administration of the engagement of the independent auditor. Our Audit Committee has adopted an Audit and Non-Audit Service Pre-Approval Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by our independent auditor may be pre-approved.

For pre-approval of non-audit services, our Audit Committee will consider whether services are consistent with the SEC’s rules on auditor independence. Our Audit Committee will also consider whether the independent auditor is able to provide effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the services will enhance our ability to manage or control risk or improve audit quality. Our Audit Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services. All such factors will be considered as a whole, and no one factor should necessarily be determinative.

Our Audit Committee determines from time to time the eligible services that may be provided to ProAssurance by our independent auditors in accordance with the requirements and guidance of the SEC and the NYSE, or other exchanges or market systems on which our stock is traded. The Audit Committee also determines whether such services fit in the categories of Audit Services, Audit Related Services, Tax Services and other Permitted Non-Audit Services as described below and as the description of such services may be modified under subsequent guidance and interpretation of the regulatory and self-regulatory organizations applicable to ProAssurance, including without limitation, the SEC and the NYSE. The independent auditor may not provide any non-audit services that are prohibited under the provisions of Section 10A of the Exchange Act and the rules and regulations promulgated thereunder.

Audit Services.  Audit services in the annual audit engagement include the annual financial statement audit (including required quarterly reviews), subsidiary audits, equity investment audits and other procedures required to be performed by the independent auditor in order for the independent auditor to form an opinion on our consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control and consultations relating to the annual audit or quarterly review. Audit services also include the engagement for the independent auditor’s report on the effectiveness of internal controls for financial reporting. In addition to the audit services included in the annual audit engagement, the Audit Committee may approve other audit services. Other audit services are those services that only the independent auditor can reasonably provide and include statutory audits or financial audits for our subsidiaries or affiliates, services associated with inclusion of acquired companies in our financial statements, and services associated with SEC registration statements, periodic reports and other documents we file with the SEC or other documents issued in connection with a securities offering.

Audit-Related Services.  Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor. Because our Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor and is consistent with SEC rules on auditor independence, the Audit Committee may grant pre-approval to audit-related services. Audit-related services include, among others: due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations relating to accounting, financial reporting or disclosure matters not classified as “audit services;” assistance with understanding and implementing new accounting and financial reporting guidance from rule-making authorities; financial audits of employee benefit plans; agreed upon or expanded audit procedures related to accounting and/or billing records required to respond or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

Tax Services.  Our Audit Committee believes that the independent auditor can provide tax services to ProAssurance such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, and the SEC has stated that the independent auditor may provide such services. Hence, our Audit Committee believes it may grant pre-approval to those tax services that:

•	have historically been provided by the independent auditor;

•	the Audit Committee believes would not impair the independence of the auditor; and

•	are consistent with SEC rules on auditor independence.

The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and related regulations. The Audit Committee will consult with the chief accounting officer or outside counsel to determine that tax planning and reporting advice is consistent with this policy.

Other Non-Audit Services.  Our Audit Committee believes, based on the SEC’s rules prohibiting the independent auditor from providing specific non-audit services, that certain types of non-audit services are permitted. Accordingly, the Audit Committee believes it may grant pre-approval for those permissible non-audit services that it believes are routine and recurring services, would not impair the independence of the auditor, and are consistent with the SEC’s rules on auditor independence. Our Audit Committee may not pre-approve any of the SEC’s prohibited non-audit services.

Annual Audit Engagement.  Our Audit Committee appoints the independent auditor of ProAssurance and pre-approves the services to be provided in connection with the preparation or issuance of the annual audit report or related work. The annual audit services are set forth in an engagement letter prepared by the independent auditor which is submitted to the Audit Committee for approval. The engagement letter provides that the independent auditor reports directly to the Audit Committee. Any audit services within the scope of the engagement letter are deemed to have been pre-approved by our Audit Committee.

Pre-Approval of Other Audit and Non-Audit Services.  Other audit services, audit-related services, tax services, and other non-audit services may be pre-approved by our Audit Committee in accordance with the following procedure either on a specific case-by-case basis as services are needed or on a pre-approval basis for services that are expected to be needed. Our Audit Committee may delegate to one or more designated members of the Audit Committee, who are independent directors of the Board of Directors, the authority to grant pre-approval of these services to be performed by the independent auditors. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Our management may submit requests for pre-approval of eligible services by the independent auditor from time to time to our Audit Committee or to the member or members of the committee to whom pre-approval authority has been delegated. The request for approval must be sufficiently detailed as to the particular services to be provided so that the Audit Committee knows precisely what services it is being asked to pre-approve and so that it can make a well reasoned assessment of the impact of the service on the auditor’s independence. Budgeted amounts or fee levels for services to be provided by the independent auditor must be submitted with the request for pre-approval. Requests for pre-approval of services by the independent auditor must include a joint statement of the independent auditor and our chief accounting officer as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Our Audit Committee will be informed not less frequently than quarterly of the services rendered by the independent auditor. Our chief accounting officer will be responsible for tracking all independent auditors’ fees against the budget for such services and report at least quarterly to the Audit Committee.

The Audit Committee Charter designates our internal auditor to monitor the performance of all services provided by ProAssurance’s independent auditor and to determine whether such services are in compliance with this policy. Our internal auditor reports to the Audit Committee on a periodic basis on the results of its monitoring. Both our internal auditor and management will immediately report to the chairman of the Audit Committee any breach of this policy that comes to the attention of the internal auditor or any member of management. The Audit Committee will also review our internal auditor’s annual internal audit plan to determine that the plan provides for monitoring of the independent auditor’s services.

Vote Required

The ratification of Ernst & Young LLP as ProAssurance’s independent auditor for 2010 will require the affirmative vote of a majority of the shares voting on the matter at the 2010 Annual Meeting without regard to broker non-votes or abstentions. If you vote your shares without instructions to your proxy on this proposal, your shares will be voted FOR the ratification of the selection of Ernst &Young LLP. In the event that the selection of Ernst & Young LLP as independent auditor for 2010 is not approved by the affirmative vote of a majority of the shares voting on the matter, the Board of Directors will request the Audit Committee to reconsider its selection of independent auditors for the year ending December 31, 2010.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITOR OF PROASSURANCE FOR 2010.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of three independent directors and operates pursuant to a written charter. The charter is available in the Corporate Governance section of our website at www.ProAssurance.com. During 2009, the Audit Committee held eight meetings. In conjunction with some of these meetings, the Audit Committee met in executive sessions and met in private sessions with our independent auditors, our internal auditors, our chief executive officer, chief financial officer, and our outside corporate counsel.

Our management is responsible for the preparation, presentation and integrity of ProAssurance’s financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of ProAssurance’s financial statements in accordance with generally accepted auditing standards and expressing an opinion as to their conformity with generally accepted accounting principles. The independent auditors are also required to review the adequacy and effectiveness of ProAssurance’s internal controls on financial reporting. The Audit Committee is directly responsible in its capacity as a committee of the board for the appointment, compensation and oversight of the work of the independent auditor. The independent auditor reports directly to the Audit Committee.

In performing its oversight role, the Audit Committee has considered and discussed the audited financial statements with management and with Ernst & Young LLP, our independent auditors. The Audit Committee also has discussed with the independent auditors the matters required to be discussed by auditing standards and guidelines established by the SEC and the Sarbanes Oxley Act. The independent auditors are required to provide the Audit Committee with certain information regarding the scope and results of their audit of ProAssurance’s financial statements, including information with respect to the following, if applicable: (i) the auditor’s responsibility under standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”); (ii) judgment about the quality and acceptability of accounting principles; (iii) critical accounting policies; (iv) sensitive accounting estimates; (v) any significant audit adjustments; (vi) unrecorded audit differences considered by management to be immaterial; (vii) disagreements with management; (viii) consultations with other accountants; (ix) difficulties encountered with management in performing the audit; (x) the adoption of or change in an accounting policy; (xi) methods of accounting for significant unusual transactions and for controversial or emerging areas; (xii) risks of fraud and illegal acts; (xiii) pre-approval of services to be performed by the independent auditor; (xiv) material alternative accounting treatments discussed with management; (xv) other material written communications to management; (xvi) significant deficiencies and material weaknesses identified during audit of internal control, if any; (xvii) internal quality control procedures of the independent auditor; (xviii) material issues raised in quality control reviews of the independent auditor within the last five years and corrective actions taken; and (xix) relationships between ProAssurance and the independent auditor.

The Audit Committee has received from Ernst & Young LLP a letter providing the disclosures required by PCAOB Rule 3526, Communications with Audit Committees Concerning Independence, with respect to any relationships between Ernst & Young LLP and ProAssurance that in their professional judgment may reasonably be thought to bear on independence. Ernst & Young LLP has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of ProAssurance within the meaning of federal securities laws and in compliance with PCAOB Rule 3520.

All audit and non-audit services performed by the independent auditors must be pre-approved by the Audit Committee or a member thereof. The Audit Committee approved the audit services rendered by our independent auditors during ProAssurance’s most recent fiscal year. No non-audit services were performed in 2009.

Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the charter, the Audit Committee recommended to the Board of Directors that the audited financial statements of ProAssurance for 2009 be included in its Annual Report on Form 10-K for the year ended December 31, 2009, prior to the filing of such report with the SEC.

Audit Committee:
Drayton Nabers, Jr., Chairman
Lucian F. Bloodworth
Ann F. Putallaz
March 31, 2010

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

We have no present knowledge of any other matters to be presented at the annual meeting. If any other matters should properly come before the annual meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying Proxy to vote such Proxy in accordance with their best judgment.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Owners of More than 5% of Our Common Stock

	Amount & Nature
	of Beneficial	Percent
Stockholders	Ownership	of Class

BlackRock, Inc.(1)	2,757,320	8.51%
40 East 52nd Street
New York, New York 10022
T. Rowe Price Associates, Inc.(2)	2,376,094	7.3%
100 East Pratt Street Baltimore, Maryland 21202
Royce & Associates LLC(3)	1,971,603	6.08%
745 Fifth Avenue
New York, New York 10151

(1)	In a Schedule 13G filed with the SEC, BlackRock, Inc., a parent holding company, disclosed that as of December 31, 2009, it had sole voting power and sole dispositive power with respect to 2,757,320 shares of Common Stock.

(2)	In a Schedule 13G filed with the SEC, T. Rowe Price Associates, Inc., an investment adviser, disclosed that as of December 31, 2009, it had sole voting power with respect to 727,500 shares of Common Stock and sole dispositive power with respect to 2,376,094 shares of Common Stock.

(3)	In a Schedule 13G filed with the SEC, Royce & Associates LLC, an investment adviser, disclosed that as of December 31, 2009, it had sole voting power and sole dispositive power with respect to 1,971,603 shares of Common Stock.

Ownership by Our Directors and Executive Officers

Our Board of Directors has adopted stock ownership targets for our directors and executive officers to further align their interests with our stockholders. The target for independent directors is a level of stock ownership that is five times their annual cash compensation as directors. The level of stock ownership for executive officers varies by position and their stock ownership targets are as follows: five times base salary for our Chief Executive Officer; three times base salary for our President; and two times base salary for other executive officers of ProAssurance. Directors and executive officers are encouraged to achieve these levels within the first five years of service.

The following table sets forth, as of March 26, 2010, information regarding the ownership of Common Stock by:

•	our executive officers named in the “Summary Compensation Table” under Executive Compensation which we refer to as the Named Executive Officers;

•	our directors; and

•	all of our directors and officers as a group.

	Amount & Nature
	of Beneficial	Percent
Stockholders	Ownership(1)	of Class

Directors
Victor T. Adamo(2)(3)	110,843	*
Jerry D. Brant(3)	4,593	*
Lucian F. Bloodworth(3)	8,382	*
Robert E. Flowers(3)	32,593	*
William J. Listwan(3)	11,024	*
John J. McMahon, Jr.(3)	9,294	*
Drayton Nabers, Jr.(3)	6,003	*
W. Stancil Starnes(2)(3)	141,323	*
Ann F. Putallaz(3)	17,349	*
William H. Woodhams(3)	26,339	*
Wilfred W. Yeargan(3)(4)	8,681	*
Other Named Executive Officers
Edward L. Rand, Jr.(2)(3)	75,874	*
Howard H. Friedman(2)(3)(5)	172,517	*
All Directors and Officers as a Group (16 Persons) (2)(3)	774,147	2.1%

*	Less than 1%.

(1)	Except as otherwise indicated, the persons named in the above table have sole voting power and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The information as to beneficial ownership of Common Stock has been furnished by the respective persons listed in the above table. The information excludes stock options, restricted stock units and performance shares granted to executive officers, except for the number of shares that may be acquired pursuant to unexercised options on or before May 31, 2010 as indicated in note 2.

(2)	Includes 419,800 shares that may be acquired by all officers and directors as a group upon exercise of stock options on or before May 31, 2010. Of this amount the named officers and directors hold options for the following number of shares: Mr. Starnes — 108,000 shares; Mr. Adamo — 64,500 shares; Mr. Rand —

57,500 shares; and Mr. Friedman — 137,500 shares. Also includes 3,345 shares beneficially held for the account of all officers and directors as a group on ProAssurance’s Retirement Plan.

(3)	Includes 5,062 shares subject to forfeiture by all officers and directors as a group under ProAssurance’s Stock Ownership Plan. Of this amount the named executive officers and directors hold the following: 350 shares in the account of each of Messrs. Adamo, Rand, Friedman, Bloodworth, Flowers, Listwan, McMahon, Yeargan and Ms. Putallaz, 239 shares in the account of Dr. Woodhams, and 237 shares in the account of each of Mr. Starnes and Mr. Nabers, and 149 shares in the account of Dr. Brant.

(4)	Includes 300 shares held by Yeargan Family Investment Partnership, LLC.

(5)	Includes 178 shares held in an individual retirement account for Mr. Friedman’s spouse.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion will address our compensation practices with respect to our Chief Executive Officer and the other executive officers named in the Summary Compensation Table on page 29 of this proxy statement, which we refer to as our “executives” in the discussion. This will be the first year that Jerry D. Brant has been included as one of our executives in the table. Dr. Brant is the chief executive officer of PICA, which we acquired on April 1, 2009. We agreed to continue PICA’s annual incentive program for its senior management in 2009 consistent with PICA’s past practice. For 2010 and subsequent years, we have elected to have a separate annual incentive compensation program for PICA and to include PICA’s senior management in our long term incentive compensation, in each case using performance measures primarily based on PICA’s performance. For that reason, our compensation practice for Dr. Brant and other PICA senior executives will be separately discussed under the caption “PICA Compensation.”

Overview

We seek to offer competitive compensation that is designed to attract and retain qualified and motivated individuals and reward them based on performance. Our executive compensation includes three elements: base salary, annual incentive awards and long-term incentive awards. With the assistance of an outside consultant we use compensation information from a group of peer companies as a point of reference in reviewing our executive compensation. We use the peer group information to evaluate market practices with respect to the types and levels of compensation used by the peer group as well as the percentage that each element of executive compensation bears to total compensation.

We emphasize incentive compensation that rewards executives for performance and places the majority of their potential compensation at risk. The amount of an executive’s incentive compensation (annual incentive and long-term compensation) at risk relative to their base salary is intended to be significant and in 2009 ranged from 68% of total potential compensation for our CEO to 61% of total potential compensation for our other executives. This reflects our objective to reward performance and to link those rewards to our strategic business objectives.

•	Our annual incentive compensation is intended to maximize the efficiency and effectiveness of our operations by providing compensation based on annual corporate performance measures for all executives; compensation is also based on individual performance measures for executives other than the Chief Executive Officer and the President.

•	Our long-term incentive compensation for executives is focused on long-term corporate growth, principally reflected as the increase in book value per share and in the market value of our shares.

Historically, we have placed greater emphasis on long-term incentive compensation as the predominant element of our executives’ at risk incentive compensation. Beginning in 2009, we have made two significant changes in our long-term compensation for our executives. We have reduced the compensation potential of the long-term incentive compensation element and correspondingly increased the compensation potential for annual incentive compensation. The shift is designed to bring our compensation packages for executives more in line with market practices and to place the executive compensation more at risk relative to the achievement of specific annual corporate performance criteria. We have also substituted grants of restricted stock units for stock options as a component of our long-term incentive compensation for executives. We believe that the restricted stock units, which will be granted in connection with awards of performance shares, will be more effective than stock options because restricted stock units have both an upside and downside potential thereby better aligning the financial interests of executives with our stockholders and because the three year vesting requirement in the restricted stock units will promote the retention of our key executives. The only exception to this change is that retirement eligible executives will receive performance shares rather than restricted stock units to simplify our tax treatment. These shifts are designed to be cost neutral and are not intended to increase executive compensation cost other than usual and customary increases.

Compensation Review Process

To aid in our evaluation of the reasonableness of our senior executive compensation and the competitiveness of such compensation with market practices, we use compensation data from a group of peer companies with respect to base salaries, annual incentive compensation and long-term incentive compensation payable to senior level executives. We use this information for the purpose of evaluating the reasonableness of our senior executive compensation and the competitiveness of such compensation with market practices. However, we do not attempt to benchmark our compensation to the peer group. The peer companies are publicly traded insurance companies that include: medical professional liability insurance companies that are in direct competition with ProAssurance and specialty insurance companies that are generally of equivalent size in terms of total assets, market capitalization and revenues. The peer group used in 2009 included the following companies:

Medical Professional Liability Insurance Companies. American Physicians Capital, Inc. and FPIC Insurance Group, Inc.

Specialty Insurance Companies. Alleghany Corporation; ARCH Capital Group Ltd.; Argonaut Group, Inc.; CNA Surety Corporation; Erie Indemnity Company; Harleysville Group Inc.; HCC Insurance Holding, Inc.; Horace Mann Educators Corporation; Infinity Property & Casualty Corporation; Markel Corporation; Mercury General Corporation; Montpelier Re Holding Ltd.; The Commerce Group, Inc.; Platinum Underwriters Holdings, Ltd. Philadelphia Consolidated Holding Corp; Protective Life Corporation; RLI Corp.; Selective Insurance Group, Inc.; State Auto Financial Corporation; W. R. Berkley Corporation; and Zenith National Insurance Corp.

For 2010 compensation, the Compensation Committee added two new specialty insurers to the peer group, Allied World Assurance Co. Holdings, Ltd. and Meadowbrook Insurance Group to replace Philadelphia Consolidated Holding Corp (which was acquired in 2008) and Protective Life Corporation (which is a life insurer that was eliminated when the Committee decided to drop local insurance companies as a category in the peer group).

Our Compensation Committee retained Total Compensation Solutions (“TCS”) to assist the Committee in the evaluation of our executive compensation for the current year and the years covered in the Summary Compensation Table. With assistance of our senior management, TCS identified the list of peer companies, reviewed the list of companies for appropriateness, and compiled compensation data of the peer companies with respect to base salaries, annual incentive compensation, and long-term incentive compensation. TCS evaluated each element of our executive compensation in comparison to the compensation information compiled from the peer companies.

In its capacity as compensation consultant for 2009 and 2010 compensation, TCS provided us a compilation of financial data regarding the peer companies. The medical professional liability insurers in the peer group were smaller than ProAssurance in terms of total assets and market capitalization. The specialty insurers included in the peer companies had total assets ranging from $1.6 billion to $16.1 billion at the end of 2008 as compared to ProAssurance’s year-end total assets of $4.3 billion, and they had a market capitalization ranging from $0.4 billion to $5.0 billion at the end of 2008 as compared to ProAssurance’s year-end market capitalization of $1.8 billion.

Although we do not benchmark our compensation to the peer group, we believe that the peer companies are appropriate for comparing the reasonableness and competitiveness of our compensation levels for senior executives. Most of the peer companies had positive operating income for the year ended December 31, 2008, and improved their performance in the first three quarters of 2009. The median revenues for all of the peer companies were $989 million as compared to ProAssurance’s revenue of $567 million for the year ended December 31, 2008, and $827 million as compared to ProAssurance’s revenue of $488 million for the nine months ended September 30, 2009. The median operating income for the peer companies was $66 million as compared to $255 million for ProAssurance for the year ended December 31, 2008, and $91 million as compared to $194 million for ProAssurance for the nine months ended September 30, 2009.

Our senior management provides the Compensation Committee information for use in developing its determinations on executive compensation in the following respects:

•	calculation of the incentive compensation payable to each of the senior executives in accordance with the performance criteria in the annual incentive award guidelines as approved by the Compensation Committee for that year;

•	analysis of the performance criteria in the annual incentive award guidelines for the current year in light of current corporate goals;

•	review and analysis of the performance criteria for performance shares to be granted as long-term compensation in the current year in view of the long-term corporate goals and objectives;

•	calculation of the results of performance criteria and corresponding awards under maturing performance shares;

•	estimate of the value of equity compensation under Statement of Financial Accounting Standards No. 123R (SFAS 123R); and

•	analysis of the form and mix of the compensation elements included in our executive compensation.

Our senior management makes no recommendations with respect to compensation of the CEO. The Compensation Committee is exclusively responsible for making compensation recommendations as to changes in base salary for the CEO, the opportunity for payment of annual incentive compensation and the long-term incentive compensation to be granted to the CEO. All recommendations of the Compensation Committee with respect to the CEO compensation, which are subject to approval by the independent directors under the committee’s charter, were unanimously approved by the independent directors on our Board of Directors for the current year and all years reflected in the Summary Compensation Table.

Our CEO, with the assistance of the President, recommends to our Compensation Committee the appropriate changes in compensation for executive officers (other than the CEO) within the compensation framework established by the Compensation Committee. The CEO and President have access to the compensation consultant’s reports when making these recommendations. The Compensation Committee reviews these recommendations at a committee meeting usually held in February after the financial results of the prior year are reasonably certain. The Compensation Committee receives the recommendations of the CEO together with supporting material, and reviews this information along with the report of the compensation consultant. After analysis of the information, the Compensation Committee makes its decisions which are transmitted to the full board through the minutes of the Compensation Committee. The Compensation Committee accepted the recommendations of the CEO for the current year and all years covered in the Summary Compensation Table.

Chief Executive Officer

W. Stancil Starnes succeeded A. Derrill Crowe, M.D. as CEO in July 2007. The “Summary Compensation Table” reflects the compensation paid to Mr. Starnes during his employment with us beginning May 1, 2007 under an Employment Agreement that established his initial base salary at a minimum rate of $750,000 per year for 2007 and 2008. Mr. Starnes was granted 100,000 options effective upon his assuming the position of CEO on July 2, 2007. Also pursuant to the Employment Agreement, Mr. Starnes received annual incentive awards of $539,567 and $780,000 in 2007 and 2008, respectively, in accordance with a guaranty in his employment agreement that his annual incentive award for 2007 and 2008 would not be less than his base salary for the applicable year. In establishing the economic terms of the Employment Agreement, the Compensation Committee and Board of Directors considered several factors including: the compensation then being paid to Dr. Crowe as CEO which had been reviewed in February 2007 as a part of the 2007 executive compensation review; the compensation level of

Mr. Starnes at the employment that he resigned to accept the CEO position at ProAssurance; the responsibilities and duties of the CEO of ProAssurance; and the overall executive compensation structure at ProAssurance.

The employment agreement provides that Mr. Starnes will be paid a base salary to be fixed annually by the Board of Directors; that he will be eligible for annual incentive compensation based on corporate objectives consistent with the criteria established for our other executives; and that he will be granted long term incentive compensation having a value on each date of grant of not less than $500,000. The Compensation Committee and the independent directors approved 2009 and 2010 compensation for Mr. Starnes consistent with the terms of his employment agreement and such compensation is described in the following discussion.

Base Salary

Base salary for our executives is established and adjusted according to the following criteria: areas of responsibility, experience, annual rate of inflation and individual performance. In 2009, the base salary paid to our executives was less than 40% of total direct compensation (the sum of base salary paid, annual incentive awards paid, and the value of long-term incentive compensation grants for financial reporting purposes). For 2010, the Compensation Committee increased Mr. Starnes’ base compensation by 3% to $827,502 and increased the base compensation of the other executives by 3% of their current base salary. The increases in base salary for 2010 are consistent with past practice in terms of the ratio of base salary to total direct compensation.

Annual Incentive Compensation

Our annual incentive compensation program for executives proceeds from and assumes a base salary that is competitive in the market. Annual incentive compensation is intended to maximize the efficiency and effectiveness of our operations by providing significant “at risk” compensation opportunities for our executives and other selected key employees.

Annual incentive award targets are established during the first quarter for the current year and are expressed as a percentage of base salary. The Compensation Committee establishes guidelines for annual incentive compensation for executives and other key employees of ProAssurance. The Compensation Committee with the assistance of its consultant considers whether the ProAssurance guidelines are consistent with the performance measures used by the peer companies and the likelihood that the guidelines may cause executives to assume material risks in order to achieve their performance measures. Annual incentive awards for executives have been primarily based on corporate performance. For executives other than the CEO and President, individual performance is also considered. The Compensation Committee assigns a goal and a relative weight for each of the performance criteria in order to determine whether and to what extent the executive receives an award. Annual incentive awards are subject to increase or decrease to the extent actual performance is greater or less than the target guidelines and within the respective guidelines established by the Compensation Committee. The Committee uses the guidelines to determine the annual incentive award for our CEO. Our CEO recommends annual incentive awards for the other executives pursuant to the guidelines and subject to the review and modification by the Committee.

In 2009, the Compensation Committee implemented two significant changes to the method for computing annual incentive compensation for executives. The Committee approved changes that will provide executives the opportunity to earn a greater percentage of their total direct compensation as annual incentive compensation. This was achieved by increasing the maximum percentage of base compensation that will be paid to an executive if performance measures are achieved so that the CEO’s percentage increased from 100% to 125% of base salary and the percentages for the other executives increased from a range of 60% to 70% to a range of 85% to 95% of their base salaries. In making these changes in the annual incentive award guidelines, the Compensation Committee determined that the goals and incentives are reasonable and consistent with past practice, related to the sound financial management of ProAssurance and do not involve unnecessary or excessive risk that would threaten the value of ProAssurance.

The Committee also approved changing ProAssurance’s corporate performance measures for 2009 by eliminating operating income and increasing the weighting of our combined ratio as a performance measure. The Compensation Committee also added policyholder retention as a performance measure. The reasons for these changes include the following: (i) operating income is a financial measure that is based in part on investment income (excluding realized investment gains and losses) and the use of investment income may create a risk that management will select less conservative investments to achieve a target that is difficult to project in the current environment; (ii) the combined ratio is a traditional measure of “bottom line” economic success for a property and casualty insurance company that does not directly equate to forecasting earnings if publicly disclosed; and (iii) a retention goal is an appropriate “top line” measure that focuses on retaining policyholders that are already a part of ProAssurance and generating revenues for the company.

The 2009 changes in ProAssurance’s annual incentive compensation will be carried forward into 2010. A summary of the weighted percentage for each performance criteria and the performance guidelines in 2009 and 2010 follows:

	Stock	Combined Ratio	Retention	Indiv. Goals/
	Performance	Performance	Goal	Evaluation

CEO/President	20%	60%	20%	N/A
Other executives	20%	40%	20%	20%

•	Stock Performance — Stock performance is benchmarked against the SNL Property/Casualty Insurance Index for publicly traded property and casualty insurance companies, which is the peer group index used in our prior proxy statements. Our stock performance must exceed the index by a certain percentage goal at the end of the applicable year in order to receive the full weighted percentage for the stock performance criteria. No credit is given if our stock performance is less than the index. Less than full credit is given if our stock performance exceeds the index but is less than the percentage goal above the index. If our stock performance exceeds the index by more than the percentage goal, a maximum of up to 120% of the weighted percentage may be earned.

•	Combined Ratio Performance — Our combined ratio (the sum of our loss ratio and expense ratio based on our GAAP annual income statement) must achieve or exceed the goals as established each year by the Compensation Committee. No credit is given if the ratio does not meet the threshold ratio; less than the full weighted percentage is given if the ratio is between the threshold ratio and the target ratio; and if the ratio is better than the target ratio, a maximum of up to 150% of the weighted percentage may be earned.

•	Retention Goal — The retention goal focuses on the overall retention rate of physician insureds. Our focus on this element is on the long-term need to maintain a loyal policyholder base for our largest segment of business. No credit is given if the ratio does not meet the threshold ratio; less than the full weighted percentage is given if the ratio is between the threshold ratio and the target ratio; and if the ratio is better than the target ratio, a maximum of up to 130% of the weighted percentage may be earned.

•	Individual Performance — This element involves a subjective evaluation of individual performance, which is principally based on the evaluation and recommendation of the CEO. We believe the subjective individual performance criteria is an appropriate measurement of incentive compensation for executives (other than the CEO and President) because it allows a significant percentage of the recommended annual incentive compensation to be based on a general assessment of the executive’s quality of performance, leadership effectiveness, and contribution to the success of the enterprise regardless of corporate performance. The incentive compensation for the CEO and the President are based exclusively on corporate performance because the Compensation Committee believes that corporate performance is the most appropriate measurement for these positions.

For 2009 the annual incentive compensation paid to our CEO was an amount equal to 125% of his base salary. Annual incentive compensation paid to our other executives ranged from 85 to 95% of their base salary in 2009. The target goals for each of ProAssurance’s performance criteria, as well as a comparison of the actual result, for 2009 are set forth under the table titled “Grants of Plan-Based Awards” in this proxy statement.

In 2008, our stockholders approved the ProAssurance Corporation 2008 Annual Incentive Compensation Plan. The 2008 Annual Incentive Compensation Plan was designed to permit annual incentive awards made in the future to qualify as performance based compensation under Code Section 162(m). Under Code Section 162(m), no federal income tax deduction is allowed for annual compensation in excess of $1 million paid to the chief executive officer and other executives named in the “Summary Compensation Table” included in our proxy statement unless the excess compensation is considered performance based compensation. Annual incentive compensation awards for years after 2009 will be paid under the 2008 Annual Incentive Plan. This will allow us to qualify annual incentive compensation as performance based compensation under Code section 162(m).

Long-term Incentive Compensation

Our long-term incentive compensation is intended to align the interests of our executives with the interests of our stockholders by rewarding long-term corporate performance and increases in share value. Stock options granted under stockholder-approved equity incentive plans were the exclusive long-term incentive compensation provided to our executives in years prior to 2006. Beginning in 2006, we have used a combination of options and performance shares available under the stockholder-approved 2004 Equity Incentive Plan. In 2009, the Committee elected to continue to grant performance shares and to grant restricted stock units (RSUs) in place of options. The long term incentive compensation granted in 2009 consists of two-thirds performance shares and one-third RSUs for each executive with the number of units of each depending upon the executive’s position in the organization. For 2010, we continued to grant RSUs and performance shares in the same ratio to our executives who are not retirement eligible but we modified the grant structure to discontinue RSUs for executives who are retirement eligible (age 60 and over) during the term of the grant. This decision was made since the RSUs, as awarded by ProAssurance, do not provide for a partial payment in the event of retirement, whereas the performance shares do allow for a partial payment if the performance goals established at the time of the grant are achieved on an interim basis.

We believe that the performance shares and RSUs align our executives with the stockholders by providing equity compensation based on our long-term objective of growth in stockholder value. The performance shares will reward executives if corporate value is enhanced through achievement of either the “Total Return” or the “Economic Value Added” as performance measures, as discussed further below. Further, the RSUs will enhance executive retention as executives will have an incentive to remain employed during the vesting period to obtain the RSUs even if the stock price declines.

We also believe an effective long-term incentive compensation program is necessary to attract and retain well qualified and experienced executives and other key employees. In establishing the amount of our annual grants of long-term incentive compensation, we consider past practice, recommendations of the compensation consultant and the value of the award (including the value attributable to the award for financial reporting purposes). We monitor the level of awards based on the findings of our compensation consultant, and we believe that our long-term incentive opportunities are appropriate when compared to awards made available to executives at our peer companies.

Our practice has been to make long-term incentive grants to our current executives and other key employees at the first meeting of the Compensation Committee in each fiscal year which is usually held in February after the financial results of the prior year are reasonably certain. Where a market price is required, long-term grants (which include options) are priced on a date after our financial results for the prior year have been released. We believe that pricing the grants at this time is most appropriate since the market is then in possession of our earnings and any other material information. We occasionally make long-term grants at other meetings of the Board of Directors, for example, when we retain new senior level executives.

Performance shares are based on pre-established performance criteria that must be obtained over a period of three years. Each executive is granted a target and maximum award expressed as a number of shares of our Common Stock. Performance shares will be paid to ProAssurance executives if at the end of the three year measurement period either of the following performance criteria is achieved:

•	Total Return — Total return measures our stock’s performance in comparison to the SNL Property/Casualty Insurance Index, which is the index we have used to compare our performance to other public insurance companies. If performance is equal to the index, 75% of Target Award is earned; if our stock performance is 10% greater than the index, 100% of Target Award is achieved; and, if our stock performance is 20% greater than the index, then 125% of Target Award is achieved. If our stock performance is less than the index, no performance shares are awarded under this measure.

•	Economic Value Added — Economic value added measures the compound annual growth rate, or CAGR, in book value per common share (excluding SFAS 115 adjustments for unrealized gains and losses). If CAGR is equal to at least 10%, the target award is earned. If CAGR is equal to at least 7.5%, 75% of the target award is earned and if CAGR is equal to 15% or more, 125% of the target award is earned. If CAGR is less than 7.5%, no performance shares are awarded pursuant to this measure.

Performance shares will be paid to executives if the Compensation Committee finds that either of the performance measures is met in the measurement period. Performance shares for results falling between the stated goals are interpolated. If an executive terminates employment prior to the expiration of the performance period by reason of death, disability, or retirement or by reason of certain major changes in our operations, a pro rata portion of the performance shares may be paid if the Committee finds that the performance criteria had been satisfied at the end of the year preceding termination of employment. Upon a change of control of ProAssurance, performance shares are payable to executives at the target level.

We began awarding RSUs in 2009. Each RSU is equal to one share of Common Stock and is subject to a three year restricted period. RSUs vest after three years from the date of grant if the grantee remains continuously employed with ProAssurance or a subsidiary unless sooner vested upon termination by reason of death, disability, or good reason.

In 2008, our stockholders approved the ProAssurance Corporation 2008 Equity Incentive Plan which replaced the 2004 Equity Incentive Plan. Beginning in 2009, long-term incentive compensation awards will be granted under the 2008 plan. The 2008 Equity Incentive Plan was designed so that options and performance shares granted to executives may qualify as performance based compensation under Code Section 162(m). RSUs will not qualify as performance based compensation under Code Section 162(m).

Other Compensation

Executive perquisites are not intended to be a material element of compensation for executives. Our executives participate in our qualified retirement plan on terms generally available to our employees. In addition, we have adopted a non-qualified deferred compensation plan for executives and other highly compensated employees that provides for a matching contribution with respect to deferrals by employees whose base compensation exceeds the compensation limit established by the Code for qualified retirement plans. The matching contributions are comparable to the employer contributions to our qualified retirement plan within the compensation limits under the Code.

Post-Termination and Change of Control Compensation

We offer executives severance compensation in the event we terminate the executive without cause or the executive terminates his or her employment for good reason. The severance agreements are intended to aid in recruitment and retention of qualified executives. We believe our severance benefits for executives are appropriate and do not present a risk to our company.

We believe that severance protection, particularly in the context of a change of control transaction, plays a valuable role in attracting and retaining key executives. Although we occasionally elect to engage our senior executives under employment agreements, our general approach has been to avoid employment agreements and to rely on severance agreements to define the terms of severance when an executive is involuntarily terminated without cause or elects to terminate for good reason. In change of control situations, severance agreements provide key executives with a level of comfort that allows them to devote their energies to the completion of the transaction for the benefit of the stockholders. In other situations, severance agreements facilitate changes in management by providing for a clean departure of terminated executives with a pre-negotiated set of benefits that are acceptable to all parties.

We have provided for severance benefits in the employment agreement with Mr. Starnes and in severance agreements with other key executives (including our other named executive officers) in the amounts reflected in the table on page 38 of this proxy statement. The terms of the severance agreements with executives generally provide for severance compensation in an amount equal to the executive’s base salary and average annual incentive compensation if we terminate the executive without cause or the executive resigns for good reason. However, an executive will be entitled to twice that amount if the executive is terminated for cause or resigns for good reason within two years after the occurrence of a change of control. The severance agreements retain the “double trigger” for the payment of the increased benefits, e.g. a change of control must occur and the executive must be terminated without cause or must terminate for good reason after the change of control. A specific description of the severance agreement for the other executive officers is contained in “Payments on Termination and Change of Control.”

The employment agreement with Mr. Starnes was the result of arms length negotiations prior to his employment. The severance benefits under his employment agreement differ from the other executives’ severance agreements in two respects: the severance compensation is payable in an amount equal to his annual base salary for the remainder of the term of his employment (currently 60 months); and the severance compensation is payable to him in lump sum upon a change of control.

All executives are required to sign a general release of claims as a condition to the receipt of severance benefits, and the employment and severance agreements include a covenant not to compete with our insurance subsidiaries. Severance compensation is paid in monthly installments during the life of the covenant and is subject to forfeiture upon a breach of the covenant.

We are required to reimburse an executive for the excise tax that is payable by the executive if the severance benefits paid after a change of control are deemed to be “excess parachute payments” under Code Section 280G. Although the severance benefits payable after a change of control for our executives (other than Dr. Brant) are substantially below the threshold of three times annual compensation, the calculation of severance benefits for purposes of Code Section 280G includes the value of benefits accelerated on a change of control under other compensation arrangements. Because the applicability of Code Section 280G has varied among the executives based on the amount of outstanding equity compensation grants and the rate of exercise of those benefits, the inclusion of the 280G reimbursement provision was considered appropriate to avoid the unintended reduction in severance benefits as a result of the acceleration of benefits on the occurrence of a change of control transaction.

PICA Compensation

We acquired PICA on April 1, 2009 through a cash sponsored demutualization of PICA that was approved by the Illinois Director of Insurance. In connection with our acquisition of PICA, we entered into an employment agreement with Dr. Brant to serve as the Chief Executive Officer of PICA for a term of three years. We agreed to pay Dr. Brant an initial base salary of $477,539, which represented his then current base salary plus the monetized value of the automobile allowance and club dues previously paid by PICA. Dr. Brant’s salary is subject to a minimum four percent annual increase beginning in 2010.

Our employment agreement with Dr. Brant replaced his then existing employment agreement with PICA and addressed other compensation arrangements that were in effect with PICA prior to the acquisition. Under the terms of his employment agreement, we paid Dr. Brant an initial retention bonus of $400,000 and we caused PICA to pay him $150,000 to satisfy its obligation to retain Dr. Brant as a consultant and director after his retirement. We also agreed to assume PICA’s fully funded obligation to pay Dr. Brant retirement benefits in the amount of $600,000 and to allow Dr. Brant to continue to participate in PICA’s Deferred Compensation Plan in 2009. The PICA Deferred Compensation Plan required PICA to contribute 11.5% of Dr. Brant’s base salary to the plan in 2009. For 2010 and subsequent years, Dr. Brant will not be eligible to receive any further contributions under the PICA Deferred Compensation Plan but he will be eligible to receive matching contributions under ProAssurance’s Executive Nonqualified Excess Plan.

In the Stock Purchase Agreement between ProAssurance and PICA, we agreed that PICA senior executives, including Dr. Brant, would be paid under the 2009 annual incentive plan adopted by PICA prior to the acquisition. Under the 2009 PICA incentive plan, Dr. Brant had the potential to earn 50% of his base salary as incentive compensation. The performance measures under the PICA plan were based on retention (measured on premiums and number of insureds of PICA’s insurance operations) as well as the achievement of certain strategic goals that are difficult to measure on an objective standard. For 2009, Dr. Brant was entitled to approximately 46% of his base salary using the performance measures of the PICA plan. Our Compensation Committee elected to increase his annual incentive award to 50% of his base salary in recognition of his assistance with the post-merger transition of PICA’s business.

For 2010, our Compensation Committee has approved the continuation of the PICA annual incentive plan using performance measures and potential incentive compensation levels generally consistent with past practice. Dr. Brant continues to be eligible for up to 50% of his base salary as annual incentive compensation under the PICA plan. In addition, Dr. Brant will participate in ProAssurance’s Annual Incentive Compensation Plan in 2010. His participation will be limited to the stock performance measure under the plan which will increase his potential for annual incentive compensation in 2010 to 70% of base salary.

In 2009, no PICA executives received any awards of long term compensation from either PICA or ProAssurance. Beginning in 2010, selected members of PICA’s senior management, including Dr. Brant, are eligible to participate in ProAssurance’s long term incentive compensation. Dr. Brant and certain other PICA senior executives were granted performance shares in 2010 under the ProAssurance 2008 Equity Incentive Plan. The performance shares will be paid to eligible executives of PICA if at the end of the three year measurement period either of the following performance measures is satisfied during the performance period: (i) the stock price performance criteria used by ProAssurance for performance shares granted to its executives or (ii) a performance criteria based on the combined ratio of PICA. If the PICA weighted average statutory combined ratio during the three year performance period is not above 102%, then 75% of the Target Award is earned; if the combined ratio is 98%, then 100% of the Target Award is earned; and if the combined ratio is 92% or below, then 125% of the Target Award is earned.

We agreed to provide for severance benefits in Dr. Brant’s employment agreement. If Dr. Brant is entitled to severance benefits upon his termination of employment in the three year term of his employment agreement, he is entitled to his base salary for the remainder of the term, plus a sum equal to three times his base salary. If Dr. Brant is employed at the end of the initial term of his employment agreement, we have agreed to enter into a severance agreement for an additional term of three years which will provide severance benefits in an amount equal to his base salary over the remainder of the term.

Report of Our Compensation Committee

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with our management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee:
Wilfred W. Yeargan, Jr. Chairman
Robert E. Flowers, M.D.
John J. McMahon, Jr.
March 31, 2010

Compensation Committee Interlocks and Insider Participation

No executive officer of ProAssurance served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of such committee, the entire board) of another entity, one of whose executive officers served on the compensation committee of ProAssurance. No executive officer of ProAssurance served as a director of another entity, one of whose executive officers served on the compensation committee of ProAssurance.

Compensation of Executive Officers

The following table sets forth a summary of the compensation paid or accrued by ProAssurance and its subsidiaries during the last fiscal year with respect to ProAssurance’s principal executive officer, principal financial officer and the three other most highly compensated persons considered to be executive officers or their equivalent. The individuals required to be included in the table are referred to as the “Named Executive Officers.”

Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation(4)	Earnings	Compensation	Total
Name and Principal Position	Year	($)	(3)($)	(5)(6)($)	(7)($)	($)	($)	(8)($)	($)

W. Stancil Starnes	2009	798,000	—	578,400	—	1,004,250	—	142,259	2,522,909
Chief Executive Officer(1)	2008	773,077	—	367,830	329,840	780,000	—	142,353	2,393,100
	2007	501,923	—	—	1,764,311	539,567	—	47,229	2,853,031
Edward L. Rand, Jr.	2009	414,346	—	304,365	—	354,578	—	56,497	1,129,786
Chief Financial Officer and	2008	402,692	25,000	232,348	206,150	243,000	—	56,502	1,165,692
Senior Vice President	2007	391,077	—	220,672	222,575	215,000	—	55,360	1,104,684
Victor T. Adamo,	2009	526,885	—	363,750	—	503,927	—	66,844	1,461,406
President(1)	2008	511,539	—	277,400	247,380	360,500	—	75,578	1,472,397
	2007	498,846	—	263,400	267,090	398,825	—	80,979	1,509,140
Howard H. Friedman	2009	445,038		304,365	—	380,843	—	58,507	1,188,753
Senior Vice President	2008	433,015	25,000	232,348	206,150	261,000	—	65,323	1,222,836
	2007	422,615	—	220,672	222,575	231,125	—	71,335	1,168,322
Jerry D. Brant(1)(2)	2009	358,155	549,991	1,992	—	238,986	—	78,766	1,227,890
President of PICA

(1)	Management directors of ProAssurance do not receive any additional compensation, whether cash, stock or otherwise, in their capacity as directors.

(2)	Dr. Brant was employed by ProAssurance on April 1, 2009.

(3)	The bonus compensation paid to Messrs. Rand and Friedman in 2008 reflects discretionary bonus payments paid in addition to incentive compensation earned under the Annual Incentive Award Guidelines described in Note 4 below. The bonus compensation paid to Dr. Brant reflects the retention bonus paid to him upon the closing of the PICA acquisition pursuant to the terms of his employment agreement. Dr. Brant received 4,221 shares of our common stock valued at $47.38 per share and $200,000 in cash. In addition, ProAssurance agreed to the payment of $150,000 in full satisfaction of PICA’s obligation to retain Dr. Brant as a consultant and director after his retirement.

(4)	The Non-Equity Incentive Plan Compensation reflects the amount paid under the Annual Incentive Award Guidelines for 2009, 2008, and 2007. The bonus and non-equity incentive plan compensation payable to Named Executive Officers is denominated in dollars and is payable in cash and Common Stock. The shares of Common Stock are issued as stock awards under the ProAssurance 2004 Equity Incentive Plan (2007) and the 2008 Equity Incentive Plan (2008 and 2009) and are valued on the closing price of a share on the NYSE on the date of the award — $53.32 on February 26, 2010, $47.70 on February 26, 2009 and $54.28 on February 28, 2008. The non-equity incentive plan compensation includes the following number of shares of Common Stock for the Named Executive Officers: Mr. Starnes — 7,600 shares in 2009, 8,175 shares in 2008 and 4,625 shares in 2007; Mr. Rand — 2,700 shares in 2009, 2,245 shares in 2008 and 1,845 shares in 2007; Mr. Adamo — 3,800 shares in 2009, 3,020 shares in 2008, and 3,420 shares in 2007; and Mr. Friedman — 2,900 shares in 2009, 2,395 shares in 2008, and 1,985 shares in 2007.

(5)	The shares acquired with grant proceeds under the Amended and Restated ProAssurance Corporation Stock Ownership Plan are treated as stock awards in the Summary Compensation Table. The Stock Ownership Plan provides for employee contributions and matching grants from ProAssurance that are used to purchase shares of ProAssurance’s Common Stock in the open market for the account of participating employees prior to vesting. The amounts reflected in the table include $6,000 as the value of the matching grant to each of the named executive officers as of the date of grant in 2009, 2008 and 2007 except that Mr. Starnes did not receive a matching grant in 2007 and Dr. Brant received a matching grant of $1,992 in 2009. For information on the grants made under this plan in 2009, see the “Grants of Plan-Based Awards” table.

(6)	The performance shares are also treated as stock awards in the Summary Compensation Table. The performance shares granted are earned if one of the two criteria is achieved during the period ending three years after the award is granted. The value of performance shares represents the value as of the date of grant in 2009, 2008 and 2007 for the shares expected to be earned based on their closing market price on the date of grant ($47.70 on February 26, 2009, $54.28 on February 28, 2008 and $51.48 on March 7, 2007) as follows: Mr. Starnes — $381,600 in 2009, $361,830 in 2008; Mr. Rand — $198,909 in 2009, $226,348 in 2008 and $214,672 in 2007; Mr. Adamo - $238,500 in 2009, $271,400 in 2008 and $257,400 in 2007; and Mr. Friedman — $198,909 in 2009, $226,348 in 2008 and $214,672 in 2007. The amounts do not correspond to actual value that will be recognized by the Named Executive Officers, which depends on the achievement of the specified performance criteria over the performance period and the market value of a share of ProAssurance Common Stock at the end of the performance period. The performance criteria are discussed in the Compensation Discussion and Analysis beginning on page 25 of this proxy statement.

(7)	The table reflects the value of the options as of the date of grant for options granted as incentive compensation in 2007. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions and include the fair value of all vested and unvested options granted. For information on the valuation assumptions with respect to the calculation of the value of the options granted in 2007, we refer you to Note 12 — Stock Options and Share-Based Payments in the Notes to the consolidated financial statements included in ProAssurance’s Form 10-K for the year ended December 31, 2009. These amounts do not correspond to the actual value that will be recognized by the Named Executive Officer due to changes in market price and timing of exercise.

(8)	Other compensation in 2009 includes the amounts set fort in the following table:

		Nonqualified
		Deferred
	Qualified	Compensation Plan	Bonus and Service
	Retirement Plan ($)	($)	Awards ($)	Perquisites ($)

W. Stancil Starnes	24,500	55,000	—	62,759
Edward L. Rand, Jr.	24,500	16,935	1,655	13,407
Victor T. Adamo	24,500	28,188	—	14,156
Howard H. Friedman	24,500	20,004	—	14,003
Jerry D. Brant	—	49,047	—	29,719

Perquisites include group health, life and disability insurance, individual life and disability policies, and personal use of the corporate aircraft. The perquisites include $49,150 for Mr. Starnes for personal use of the corporate aircraft as the aggregate incremental cost for his personal use. The compensation attributable to personal use was computed by multiplying the number of hours the airplane was used for their personal benefit by the amount of the variable expenses incurred in the use of the airplane per flight hour. The variable expenses per flight hour was calculated by dividing the total flight hours during each year into the sum of the variable expenses incurred (e.g., fuel, airport charges, travel and lodging expense for the crew during such year) and the tax effect resulting from the nondeductibility of these expenses. As was the case in 2007 and 2008, the cost of the loss of the tax deduction was spread over the personal use hours instead of all hours of usage in 2009.

GRANTS OF PLAN-BASED AWARDS

								All	All		Grant
								Other	Other		Date
								Stock	Option		Fair
								Awards.	Awards:	Exercise	Value
		Estimated Possible Payouts			Estimated Future Payments			Number of	Number of	or Base	of Stock
		Under Non-Equity Incentive			Under Equity Incentive Plan			Shares of	Securities	Price of	and
		Plan Awards.(2)			Awards(3)			Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date(1)	($)	($)	($)	(#)	(#)	(#)	(#)(4)	(#)	($/Sh)	($)

W. Stancil Starnes	2/26/09	—	—	1,004,250	—	—	—	—	—	—	—
	2/26/09	—	—	—	6,000	8,000	10,000	—	—	—	381,600
	3/1/09	—	—	—	—	—	—	126	—	—	6,000
	2/26/09	—	—	—	—	—	—	4,000	—	—	190,800

Edward L. Rand, Jr.	2/26/09	—	—	354,578	—	—	—	—	—	—	—
	2/26/09	—	—	—	3,130	4,170	5,210	—	—	—	198,909
	3/1/09	—	—	—	—	—	—	126	—	—	6,000
	2/26/09	—	—	—	—	—	—	2,085	—	—	99,455

Victor T. Adamo	2/26/09	—	—	503,927	—	—	—	—	—	—	—
	2/26/09	—	—	—	3,750	5,000	6,250	—	—	—	238,500
	3/1/09	—	—	—	—	—	—	126	—	—	6,000
	2/26/09	—	—	—	—	—	—	2,500	—	—	119,250

Howard H. Friedman	2/26/09	—	—	380,843	—	—	—	—	—	—	—
	2/26/09	—	—	—	3,130	4,170	5,210	—	—	—	198,909
	3/1/09	—	—	—	—	—	—	126	—	—	6,000
	2/26/09	—	—	—	—	—	—	2,085	—	—	99,455

Jerry D. Brant	9/1/09	—	—	—	—	—	—	38	—	—	1,992

(1)	Except for shares purchased with matching grants under the Stock Ownership Plan as described in Note (4), all awards were recommended by the Compensation Committee at its meeting on February 23, 2009, with a specified grant date of February 26, 2009 (the date that the window for trading in ProAssurance Common Stock opened after the prior year-end earnings were released). As required by the Compensation Committee Charter, the independent directors ratified the recommendation for the awards granted to the CEO at the meeting of the Board of Directors on March 4, 2009, at which the independent directors also ratified the recommendations for the awards granted to the other Named Executive Officers.

(2)	The Compensation Committee uses certain performance criteria as a guideline in making its recommendations for annual incentive compensation. Each element of the performance criteria has a minimum achievement level. No incentive compensation is payable with respect to a performance criteria if a minimum is not achieved. The non-equity incentive plan awards are discussed in more detail beginning on page 32 of this proxy statement.

(3)	The award of performance shares are subject to the satisfaction of performance criteria and the grant date fair value of performance shares reflects the value of the shares expected to be earned if the performance criteria for the target level is met. The performance share awards are discussed in more detail beginning on page 33 of their proxy statement.

(4)	The stock awards include shares purchased with matching grants under the Stock Ownership Plan and restricted stock units (RSUs) granted under the 2008 Equity Incentive Plan. The awards under the Stock Ownership Plan are discussed in more detail beginning on page 32 of this proxy statement and the RSU awards under the 2008 Equity Incentive Plan are discussed in more detail beginning on page 33 of this proxy statement.

We have awarded equity compensation to our Named Executive Officers under the ProAssurance Corporation 2004 Equity Incentive Plan, the ProAssurance Corporation 2008 Equity Incentive Plan, and the ProAssurance Corporation Stock Ownership Plan dated December 1, 2002, as amended and restated September 9, 2009 (the “Stock Ownership Plan”). The 2004 Equity Incentive Plan was designed to further our long-term growth profitability by offering proprietary interests in the company to those key officers, employees, consultants and directors who will be largely responsible for such growth, and to enhance our ability to retain such persons through long-term incentive compensation in the form of proprietary interests in ProAssurance. We originally reserved 2,500,000 shares of Common Stock reserved for awards under the 2004 Equity Incentive Plan. The Compensation

Committee has the authority to make the following types of equity-based awards under the 2004 Equity Incentive Plan: (1) performance shares; (2) stock options; (3) stock appreciation rights; (4) restricted stock; (5) restricted units; and (6) other stock based awards. No participant could receive awards for more than 250,000 shares of our Common Stock (or their equivalent) in any year under the 2004 Equity Incentive Plan.

The 2008 Equity Incentive Plan was approved by our stockholders at the 2008 annual meeting to replace the 2004 Equity Incentive Plan. In accordance with the Compensation Committee’s determination, no new awards were granted under the 2004 Equity Incentive Plan after December 31, 2008. The 2008 Equity Incentive Plan has terms and conditions similar to those of the 2004 Equity Incentive Plan. We reserved 2,000,000 shares of Common Stock under the 2008 Equity Incentive Plan, subject to adjustment to reflect any increase or decrease in the number of Common Stock shares outstanding resulting from: stock split or stock dividend on the shares; a recapitalization or reclassification of the shares; or a merger or consolidation. No participant may receive awards for more than 200,000 shares of our Common Stock (or their equivalent) in any year under the 2008 Equity Incentive Plan. The Compensation Committee has the authority to make the same types of equity-based awards as under the 2004 Equity Incentive Plan, as listed above.

The Stock Ownership Plan is a stock purchase plan that allows all of our employees and directors who have completed six months or more of service to contribute funds through periodic payroll deductions, or through a single lump sum deposit, for the purchase of shares of our Common Stock in ordinary brokerage transactions in the open market. Under the terms of our stock ownership plan, we make matching contributions in an amount equal to 100% of the first $2,000 contributed by a participating employee during a calendar year and 50% of the next $8,000 contributed by a participating employee in such calendar year. Employees may receive a matching contribution if previously owned shares are contributed to the plan in lieu of cash. The proceeds from our matching contributions are used to purchase shares of our Common Stock in the open market. The shares purchased with our matching contributions are held for the account of each participant. Shares purchased with matching contributions vest after three years unless the participant terminates employment by reason of his or her disability, death or retirement or there is a “change of control” of ProAssurance, in which case the vesting would be accelerated.

Non-Equity Incentive Plan Awards.  The Non-Equity Incentive Plan Awards reflect the right to receive incentive compensation for 2009 under the ProAssurance Corporation 2008 Annual Incentive Compensation Plan under the guidelines recommended by the Compensation Committee and ratified by the Board of Directors at its meeting on March 4, 2009. Incentive awards are expressed as a percentage of base salary. The Named Executive Officers, except for Dr. Brant, are eligible to receive the following percentage of their respective base salaries as their targeted incentive compensation for 2009: Mr. Starnes — 125%; Mr. Adamo — 95%; Mr. Rand — 85%; Mr. Friedman — 85%. Annual incentive awards are based on corporate performance and individual performance, and each of the criteria are assigned a percentage share of the annual incentive compensation under “Executive Compensation — Annual Incentive Compensation” beginning on page 24 of this proxy statement. A threshold and a target are established for each performance criteria. The Compensation Committee uses these performance criteria as guidelines in determining the amount of annual incentive compensation to be paid to the Named Executive Officers. If the threshold is met but the target is not achieved for any of the performance criteria, the Compensation Committee may reduce the incentive compensation below the targeted amount; conversely, if the target for any of the performance criteria is exceeded, the Compensation Committee may increase the incentive compensation up to a maximum pre-established percentage of base salary. The target goals for each of the performance criteria in 2009 and the credit given for each of the corporate performance criteria are set forth below.

	2009	2009	2009
Performance Criteria	Target	Annual	Credit

Stock Performance (Percentage above Index)	25%	1.76%	—
Retention	85%	89%	24.8%
Combined Ratio
CEO and President	96%	63%	90%
Other Senior Executives	96%	63%	60%

The annual incentive compensation paid to the Named Executive Officers in 2010 for 2009 is reflected in the Summary Compensation Table. The annual incentive compensation comprised the following percentages of base salary of the senior executive officers: Starnes — 125%; Rand — 85%; Adamo — 95%; Friedman — 85%. The percentages reflect the individual component for Messrs. Rand and Friedman. We used the shares of Common Stock reserved for issuance under our 2008 Equity Incentive Plan to fund the stock portion of our annual incentive payments.

Dr. Brant received annual incentive compensation for 2009 under PICA’s annual incentive plan that was established prior to our acquisition of PICA in April 2009. The 2009 annual incentive compensation for Dr. Brant is reflected in the Summary Compensation Table and is described under “Executive Compensation — PICA Compensation” beginning on page 27 of this proxy statement.

Equity Incentive Plan Awards.  The Compensation Committee has granted performance shares to the Named Executive Officers and our senior executives. The performance shares are included in the table as Estimated Future Payments under “Equity Incentive Plan Awards.”

A performance share is the equivalent of one share of Common Stock which becomes vested and nonforfeitable upon the attainment of performance objectives established by the Compensation Committee. The Compensation Committee establishes the performance objectives and the length of the performance period to attain such objectives at the time a performance share is awarded. The Compensation Committee may prescribe different conditions for different participants, but the performance objectives for performance shares awarded to a participant must relate to at least one of the objective criteria listed in the plan. Such criteria may be based on the performance of ProAssurance or a subsidiary or a business segment (either alone or on a comparative basis relative to other companies. The Compensation Committee determines whether the performance objectives for performance shares have been attained at the end of each participant’s performance period, or if one or more interim periods are authorized by the Compensation Committee, at the end of an interim period within the relevant performance period. If the Compensation Committee determines that such performance objectives have been obtained, the participant will be entitled to receive payment for each performance share in an amount equal to the value of one share of our Common Stock on the date of payment. In 2009, the Board of Directors, on the recommendation of the Compensation Committee, granted performance shares to the Named Executive Officers, except Dr. Brant who was not eligible on the date of grant. The performance criteria are described in the discussion under “Executive Compensation — Long-Term Incentive Compensation” on page 25 of this proxy statement. The performance shares are payable if any of the performance criteria are met in the three year period ending December 31, 2011.

All Other Stock Awards.  The shares reflected in the table under All Other Stock Awards include shares purchased with matching grants under the Stock Ownership Plan and restricted stock units (RSUs) granted under the 2008 Equity Incentive Plan. The RSUs are denominated in shares of stock but no shares of common stock are actually issued to a participant at the time the RSUs are granted. The RSUs are payable in cash and shares of stock when they are vested. RSUs vest if a grantee remains continuously employed for a period of three years from date of grant unless sooner accelerated upon termination of employment by reason of death, disability or good reason.

All Other Option Awards.  The Board of Directors has granted stock options to the Named Executive Officers and other key employees of ProAssurance and its subsidiaries under the 2004 Equity Incentive Plan. The exercise price for each option must not be less than 100% of the market value of a share of our Common Stock on the date of grant. Under the terms of the 2004 Equity Incentive Plan the stock options become exercisable in five equal annual installments or at such other time(s) as may be specified by the Compensation Committee at the time of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

						Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market
	Option Awards(1)							Awards	or Payout
			Equity					Number of	Value of
			Incentive				Market	Unearned	Unearned
			Plan			Number	Value of	Shares,	Shares
			Awards			of Shares	Shares or	Units or	Units or
	Number of	Number of	Number of			or Units	Units of	Other	Other
	Securities	Securities	Securities			of Stock	Stock	Rights	Rights
	Underlying	Underlying	Underlying			That	That	That	That
	Unexercised	Unexercised	Unexercised	Option		Have	Have	Have	Have
	Options	Options	Unearned	Exercise	Option	Not	Not	Not	Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)(2)	($)	(#)(3)	($)

W. Stancil Starnes								3/6/08 -8,333	447,565
	7/2/07 - 100,000	—	—	56.15	7/2/17	3/1/08 - 112	6,016	2/26/09 - 10,000	537,100
	2/28/08 - 8,000	2/28/08 - 12,000	—	54.28	9/1/18	3/1/09 - 126	6,767	2/26/09 - 4,000	214,840
Edward L. Rand, Jr.	11/9/04 - 10,000	—	—	36.46	11/9/14	3/1/07 - 117	6,284	3/7/07 - 5,210	279,829
	3/9/05 - 25,000	—	—	41.15	3/9/15	3/1/08 - 112	6,016	3/6/08 - 5,210	279,829
	3/8/06 - 10,000	3/8/06 - 2,500	—	51.38	3/8/16	3/2/09 - 126	6,767	2/26/09 - 5,210	279,829
	3/7/07 - 7,500	3/7/07 - 5,000	—	51.48	3/7/17	—	—	2/26/09 - 2,085	111,985
	2/28/08 - 5,000	2/28/08 - 7,500	—	54.28	9/1/18	—	—	—	—
Victor T. Adamo	3/9/05 -- 37,500	—	—	41.15	3/9/15	3/1/07 - 117	6,284	3/7/07 - 6,250	335,688
	3/8/06 - 12,000	3/8/06 - 3,000	—	51.38	3/8/16	3/1/08 - 112	6,015	3/6/08 - 6,250	335, 688
	3/7/07 - 9,000	3/7/07 - 6,000	—	51.48	3/7/17	3/2/09 - 126	6,767	2/26/09 - 6,250	335,688
	2/28/08 - 6,000	2/28/08 - 9,000	—	54.28	9/1/18	—	—	2/26/09 - 2,500	134,275
Howard H. Friedman								3/7/07 -5,210	279,829
	1/15/02 - 40,000	—	—	16.80	1/15/12	3/1/07 - 117	6,284	3/6/08 - 5,210	279,829
	3/3/03 - 25,000	—	—	22.00	3/3/13	3/1/08 - 112	6,016	2/26/09 - 5,210	279,829
	3/10/04 - 25,000	—	—	33.28	3/10/14	3/2/09 - 126	6,767	2/26/09 - 2,085	111,985
	3/9/05 - 25,000	—	—	41.15	3/9/15	—	—	—	—
	3/8/06 - 10,000	3/8/06 - 2,500	—	51.38	3/8/16	—	—	—	—
	3/7/07 - 7,500	3/7/07 - 5,000	—	51.48	3/7/17	—	—	—	—
	2/28/08 - 5,000	2/28/08 - 7,500	—	54.28	9/1/18	—	—	—	—
Jerry D. Brant	—	—	—	—	9/1/09	38	2,041	—	—

(1)	Table reflects date of grant for each option award. Option Awards granted prior to 2005 were granted under the ProAssurance Corporation Incentive Compensation Stock Plan adopted in 1995. Option Awards granted in or after 2005 were granted under the 2004 Equity Incentive Plan. Except for the fully vested options granted to Mr. Starnes in connection with his employment, the options vest over five years commencing six months after date of grant at the rate of 20% per year and terminate ten years after the date of grant.

(2)	The Stock Awards not vested reflect the number of shares purchased with matching contributions made by ProAssurance under the terms of the Stock Ownership Plan and the number of restricted stock units granted under the 2008 Equity Incentive Plan.

•	The matching contributions under the Stock Ownership Plan are made in March of each year and are applied to the purchase of shares of our Common Stock in the open market. The date of purchase is reflected as the date of grant. The shares fully vest three years after the date of grant if the plan participant is employed by ProAssurance or a subsidiary during such three year period. Vesting of the shares is accelerated upon the death, disability or retirement of plan participant or upon a change of control of ProAssurance.

•	The restricted stock units or RSUs are denominated in shares of common stock but no shares are issued on date of grant. Each RSU is payable in cash and shares of common stock in an amount equal to the market value of a share of common stock on the date of vesting. RSUs vest three years after the date of grant if the grantee is continuously employed by ProAssurance or a subsidiary unless vesting is accelerated upon termination of employment by reason of death, disability or good reason or upon a change of control of ProAssurance.

(3)	The Equity Incentive Plan Awards reflect the performance shares granted to the Named Executive Officers under the 2004 Equity Incentive Plan and 2008 Equity Incentive Plan. The performance shares vest if ProAssurance achieves performance criteria discussed under “Executive Compensation — Long-Term Incentive Compensation” on page 25 of this proxy statement during the three year period commencing on the date of grant. The number of unearned performance shares assumes the Named Executive Officer will earn the maximum number of performance shares

OPTION EXERCISES AND STOCK VESTED
(During Last Completed Fiscal Year)

	Option Awards(1)
	Number of Shares		Stock Awards(2)
	Acquired on	Value Realized on	Number of Shares	Value Realized on
	Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)

W. Stancil Starnes	—	—	—	—
Edward L. Rand, Jr.	—	—	5,326	253,932
Victor T. Adamo	—	—	6,364	303,445
Howard H. Friedman	10,000	362,500	5,326	253,932
Jerry D. Brant	—	—	—	—

(1)	The value realized on exercise of options reflects the difference between the exercise price for the shares of our Common Stock purchased on the exercise of an outstanding option and the market price of such shares of Common Stock based on the closing price of a share of our Common Stock on the NYSE on the date of exercise. Options surrendered in “cashless” exercises are valued in this table as if they were exercised and sold on the date of exercise.

(2)	The shares acquired on vesting are shares of our Common Stock that have been purchased with ProAssurance’s matching contributions under the Stock Ownership Plan and performance shares previously granted under the 2004 Equity Incentive Plan that vested upon satisfaction of the performance criteria at the end of the three year performance period. The value realized reflects the market price of the vested shares on the date of vesting.

NON-QUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings	Withdrawals/	Balance
	2009	2009	in Last FY	Distributions	at Last FYE
Name	($)	($)	($)	($)	($)

W. Stancil Starnes	55,000	55,000	40,007	—	150,007
Edward L. Rand, Jr.	26,000	11,516	37,969	—	189,083
Victor T. Adamo	126,100	9,284	96,828	—	525,404
Howard H. Friedman	78,000	4,811	78,008	—	387,501
Jerry D. Brant	13,530	49,047	57,640	—	541.321
(1)	—	—	25,149	—	749,619

(1)	Dr. Brant was eligible to participate in two nonqualified deferred compensation plans at PICA prior to our acquisition of PICA. All prior contributions to the plans by PICA were fully vested at the time of our acquisition of PICA. We agreed that PICA could make contributions for Dr. Brant and other PICA directors and officers under its Nonqualified Supplemental Deferred Compensation Plan for 2009 and that we would continue this plan in effect but not make any further contributions to the plan after 2009. Contributions made by PICA and credited to the account of Dr. Brant in 2009 are fully vested and payable to him upon separation of employment for any reason.

Effective January 1, 2005, we adopted the Executive Nonqualified Excess Plan of ProAssurance Group, or the deferred compensation plan, for the benefit of eligible employees and directors. The employees eligible to participate in the plan are vice presidents and above of ProAssurance and any other employees whose annual compensation exceeds $95,000 (adjusted for future cost of living increases made to the similar dollar limit that applies to the definition of “highly compensated employee” found in the Internal Revenue Code).

Under the deferred compensation plan, an eligible employee may elect to defer up to 75% of his or her base salary. A director may elect to defer up to 100% of his or her director fees or other cash compensation. Effective January 1, 2006, we amended our deferred compensation plan to provide for additional matching employer contributions on behalf of employees whose base compensation exceeds our qualified plan’s compensation limit. For these employees, we match salary reductions in an amount up to 10% of the amount by which their base compensation exceeds the compensation limit.

Deferred amounts are contributed to the deferred compensation plan and contributions are credited with deemed investment earnings as if they were invested in one or more designated mutual funds pursuant to an investment election made by the participants as of the date of deferral. Deferred amounts are actually invested in the designated mutual fund and held in a trust until distribution. Distributions under the plan are made upon termination of employment or service, death, disability, or upon a change of control. Distributions are made in a lump sum or annual installments over a period not exceeding 10 years as elected by the participant. A separate distribution election can be made with respect to each year’s deferrals and matching contributions.

Employment and Severance Agreements

The Board of Directors elected W. Stancil Starnes to succeed A. Derrill Crowe as CEO effective July 1, 2007. In connection with his employment as CEO, we entered into an employment agreement with Mr. Starnes effective May 1, 2007, which provided for the following:

•	a term of five years that extends automatically for an additional term of five years on each July 1 until July 1, 2013 (at which time the term will not be extended and will expire on July 1, 2018);

•	a minimum base salary of $750,000 subject to annual increases at the discretion of the Board of Directors;

•	annual incentive compensation equal to 100% of base salary for 2007 (pro rata) and at least 100% of base salary for 2008; annual incentive compensation after 2008 is based entirely on performance criteria established by the Board of Directors consistent with the criteria for other senior executive officers;

•	one-time grant of options to purchase 100,000 shares of Common Stock at an exercise price equal to 100% of the market value on the effective date of July 2, 2007;

•	annual grant of equity compensation having an aggregate value of at least $500,000 based on the method ProAssurance uses to calculate compensation expense with respect to such awards for financial reporting purposes;

•	perquisites consistent with those currently provided to the prior CEO, including without limitation, up to 50 hours of personal use on the corporate airplane; and

•	severance payments upon a termination of employment and payments upon a change of control as discussed in more detail under the caption “Payments on Termination and Change of Control.”

At the closing of our acquisition of PICA on April 2, 2009, we entered into an employment agreement with Jerry D. Brant to continue his employment as the Chief Executive Officer of PICA. Dr. Brant is a Named Executive Officer and a director of ProAssurance. The terms of his employment agreement are described under “Executive Compensation — PICA Compensation” beginning on page 27 of this proxy statement.

Payments on Termination and Change of Control

The employment agreements with Mr. Starnes and Dr. Brant provide for severance benefits under certain circumstances. We have also entered into a Release and Severance Compensation Agreement (a “Severance Agreement”) with each of Messrs. Adamo, Rand, Friedman and several other key executives. In addition, ProAssurance is required to enter into a Severance Agreement with Dr. Brant for a term of three years upon the expiration of the three year term of his employment agreement.

Named Executive Officers and Directors Covered Under Severance Agreements.

We have entered into Severance Agreements with Messrs. Adamo, Friedman and Rand that provide severance benefits if we terminate their employment without cause or if they voluntarily resign for “good reason.” They may assert good reason for, among other reasons, a material reduction in compensation or position and change in location of employment. In addition the termination of the Severance Agreements prior to the executive reaching 65 years of age will constitute good reason.

Absent a change of control transaction, each of Messrs. Rand and Friedman is entitled to severance compensation in an amount equal to the sum of his annual base salary and his average annual incentive compensation (generally calculated as the average of the prior three years). Mr. Adamo is entitled to severance compensation in an amount equal to two times the sum of his annual base salary and his average annual incentive compensation.

The Severance Agreements for Messrs. Friedman and Rand and other senior executives were revised effective January 1, 2008 to provide additional severance benefits after a change of control. Each of them will receive severance compensation in an amount equal to two times the sum of his annual base salary and his average annual incentive compensation and reimbursement for the continuation of health benefits for up to eighteen months upon satisfaction of the following “double trigger” requirements:

•	a change of control of ProAssurance occurs; and

•	we or our successor terminate the executive’s employment without cause or the executive resigns for good reason, in either case within two years after the change of control.

The Severance Agreement with Mr. Adamo includes a modified single trigger that permits Mr. Adamo, until December 31, 2010, to unilaterally elect to terminate his employment for any reason, including a change of control, and receive severance benefits. Subsequent to December 31, 2010, Mr. Adamo’s agreement functions in the same manner as described for Messrs. Friedman and Rand, except that his agreement provides for severance compensation at two times the sum of base salary and average annual incentive compensation and for no increase in the amount of severance compensation after a change of control.

Officers and Directors Covered by Employment Agreements.

Mr. Starnes is entitled to severance compensation in an amount equal to his current base salary for the remaining term of his employment agreement if we terminate his employment without cause or if he resigns for good reason. Mr. Starnes’ five year term automatically renews until 2013, at which time the termination date is fixed in 2018. Dr. Brant is entitled to severance compensation in an amount equal to the sum of his annual base salary for the remainder of the term plus three times his annual base salary if, during the term of his employment agreement, we terminate Dr. Brant without cause or Dr. Brant terminates his employment for good reason. If Dr. Brant terminates his employment due to health reasons during the term of his employment agreement, he will receive severance compensation equal to his annual base salary. Good reason includes demotion, relocation, and material reduction in base salary or incentive compensation opportunities.

Each of the employment agreements with Mr. Starnes and Dr. Brant provide for a single trigger for the payment of severance benefits on a change of control. Each employment agreement automatically terminates upon the occurrence of a change of control and provides for the payment of an amount equal to the severance compensation that would be due if the executive had resigned for good reason upon the change of control transaction.

The Severance Agreement to be entered into with Dr. Brant also includes a single trigger that will permit Dr. Brant to unilaterally elect to terminate employment for any reason, including a change of control, and receive severance benefits. If Dr. Brant elects to terminate his employment or if ProAssurance terminates him without cause, Dr. Brant will be entitled to severance compensation in an amount equal to his then current base salary for the remainder of the three year term of his Severance Agreement.

Provisions Applicable to Employment Agreements and Severance Agreements.

The terms of employment agreements with Messrs. Starnes and Brant, the Severance Agreements with the other Named Executive Officers, and the Severance Agreement to be entered into with Dr. Brant, require us to reimburse them if they are required to pay the excise tax imposed on change of control benefits deemed to be “excess parachute payments” under Section 280G of the Internal Revenue Code. If the payments made to an executive by reason of a change of control are deemed to be excess parachute payments and are subject to the excise tax imposed by Code Section 4999, we will pay the executive such amount as will allow the executive to be fully reimbursed for all payments incurred by reason of the imposition of the excise tax and for all income taxes attributable to such reimbursement.

The employment agreements and the Severance Agreements require a terminated executive to release us from all claims relating to his employment as a condition to the provision of severance benefits. These agreements also include a covenant that obligates the executive not to compete with us for a period after termination that is equal in duration to the number of months of base salary payable to the executive as severance compensation (exceptions are three year periods for Messrs. Starnes and Brant under their employment agreements and Mr. Adamo under his severance agreement). The severance compensation is payable in equal monthly installments over a period that is at least equal in duration to the duration of the covenant not to compete. If an executive violates the covenant not to compete, ProAssurance may terminate future installment payments of severance compensation. Payment of severance compensation to Messrs. Starnes and Brant is accelerated and payable in lump sum upon a change of control under their employment agreements.

The following table sets forth the amounts payable to the Named Executive Officers upon termination of their employment by reason of retirement, death or disability, and involuntary termination (termination by ProAssurance without cause and by the executive for good reason) and upon a change of control. The table assumes payment as if the termination of employment or change of control occurred on December 31, 2009.

				Involuntary
				Termination
		Death or	Involuntary	After Change	Change
	Retirement	Disability	Termination(1)	of Control(1)	of Control

W. Stancil Starnes
Cash Severance-Annual Salary	—	—	3,615,300	3,615,300	3,615,300
Cash Severance-Average Annual Incentive	—	—	—	—	—
Equity Compensation Vesting(2)	1,764,311	1,764,311	1,764,311	1,764,311	1,764,311
Deferred Compensation(3)	143,248	143,248	143,248	143,248	143,248
Medical Benefits	—	—	—	—	—
Outplacement Services	—	—	—	—	—
280G Gross Up	—	—	—	1,857,082	1,857,082

TOTAL	1,907,559	1,907,559	5,522,859	7,379,941	7,379,941
Edward L. Rand, Jr.
Cash Severance-Annual Salary	—	—	417,500	835,000	—
Cash Severance-Average Annual Incentive	—	—	279,193	558,535	—
Equity Compensation Vesting(2)	386,983	386,983	386,983	386,983	386,983
Deferred Compensation(3)	67,083	67,083	67,083	67,083	67,083
Medical Benefits	—	—	18,054	18,054	—
Outplacement Services	—	—	10,000	10,000	—
280G Gross Up	—	—	—	928,797	—

TOTAL	454,066	454,066	1,178,813	2,804,303	454,066

				Involuntary
				Termination
		Death or	Involuntary	After Change	Change
	Retirement	Disability	Termination(1)	of Control(1)	of Control

Victor T. Adamo(4)
Cash Severance-Annual Salary	—	—	1,060,900	1,060,900	1,060,900
Cash Severance-Average Annual Incentive	—	—	842,168	842,168	842,168
Equity Compensation Vesting(2)	420,952	420,952	420,952	420,952	420,952
Deferred Compensation(3)	121,204	121,204	121,204	121,204	121,204
Medical Benefits	—	—	18,054	18,054	—
Outplacement Services	—	—	10,000	10,000	10,000
280G Gross Up	—	—	—	—	—

TOTAL	542,156	542,156	2,473,278	2,473,278	2,455,224
Howard H. Friedman
Cash Severance-Annual Salary	—	—	448,050	896,100	—
Cash Severance-Average Annual Incentive	—	—	299,323	598,645	—
Equity Compensation Vesting(2)	386,983	386,983	386,983	386,983	386,983
Deferred Compensation(3)	82,819	82,819	82,819	82,819	82,819
Medical Benefits	—	—	18,054	18,054	—
Outplacement Services	—	—	10,000	10,000	—
280G Gross Up	—	—	—	892,258	—

TOTAL	469,802	469,802	1,245,229	2,884,859	469,802
Dr. Jerry Brant
Cash Severance-Annual Salary	—	—	2,423,958	2,423,958	2,423,958
Cash Severance-Average Annual Incentive	—	—	—	—	—
Equity Compensation Vesting	—	—	—	—	—
Deferred Compensation(3)	1,290,940	1,290,940	1,290,940	1,290,940	1,290,940
Medical Benefits	—	—	18,054	18,054	—
Outplacement Services	—	—	—	—	—
280G Gross Up	—	—	—	—	—

TOTAL	1,290,940	1,290,940	3,732,952	3,732,952	3,714,898

(1)	Involuntary termination of employment does not include termination of employment of the executive when we terminate for cause or when the executive terminates without good reason. On any such event, no cash severance compensation will be paid to the executive and all unvested options, grant shares and performance shares will be forfeited. The executive will receive all of his account in the Deferred Compensation Plan.

(2)	The value of the acceleration of equity compensation benefits is calculated to reflect our accounting expense for the unvested stock options, performance shares and stock awards that have not been earned for financial reporting purposes. The value of the unvested awards is based on the market value of a share of Common Stock of $53.71 based on the closing price on the NYSE on December 31, 2009.

(3)	Reflects only the employer contributions that we contributed for the account of the executive under the Deferred Compensation Plan and all earnings (losses) that have accrued on the executive’s account, except that the amount for Dr. Brant includes amounts that he contributed to PICA’s plan prior to our acquisition of PICA. The other executives will also be entitled to return of those amounts contributed to the plan as a deferral of executive’s then current compensation. The amount in the table excludes benefits that are payable upon retirement under our qualified retirement plan.

(4)	Mr. Adamo’s Severance Agreement includes a modified single trigger that permits Mr. Adamo, until December 31, 2010, to unilaterally elect to terminate his employment for any reason, including a change of control, and receive severance benefits.

DIRECTOR COMPENSATION
(During Last Completed Fiscal Year)

					Change in Pension
	Fees				Value and
	Earned			Non-Equity	Nonqualified
	or Paid	Stock	Option	Incentive Plan	Deferred	All Other
	in Cash	Awards(1)	Awards	Compensation	Compensation	Compensation		Total
Name	($)	($)	($)	($)	Earnings	($)		($)

Lucian F. Bloodworth	52,000	61,991	—	—	—	—		113,991
Robert E. Flowers	38,000	61,991	—	—	—	6,000	(4)	105,991
William J. Listwan	38,000	61,991	—	—	—	44,000	(2)	143,991
John J. McMahon, Jr.	39,000	61,991	—	—	—	—		100,991
Drayton Nabers, Jr.	54,000	61,991	—	—	—	—		115,991
John P. North, Jr.(3)	21,000	61,991	—	—	—	35,000	(3)	117,991
Ann F. Putallaz	50,000	61,991	—	—	—	—		111,991
William H. Woodhams	38,000	61,991	—	—	—	2,000	(4)	101,991
Wilfred W. Yeargan, Jr.	38,000	61,991	—	—	—	6,000	(4)	105,991

(1)	Includes 1,297 shares of Common Stock granted to the directors on May 20, 2009 as stock awards under the 2008 Equity Incentive Plan. The closing price of a share of Common Stock on the NYSE on the date of grant was $43.17. Also includes 126 shares for each of the directors purchased with matching contributions under the Amended and Restated Employee Stock Ownership Plan on March 2, 2009.

(2)	ProAssurance has engaged Dr. Listwan to provide consulting services to ProAssurance and PRA Wisconsin in consideration of an annual retainer of $44,000.

(3)	Mr. North’s term of office as director of ProAssurance effective May 20, 2009. ProAssurance has engaged Mr. North to provide consulting services in consideration of a monthly retainer of $5,000.

(4)	Fees paid for attendance at regional claims committee meetings.

The annual retainer for non-management directors is $28,000. In addition to this annual retainer, the Chairman of the Audit Committee receives an annual retainer of $14,000 and the other members of the Audit Committee receive an annual retainer of $8,000. Independent directors also receive meeting fees in the amount of $2,000 for each day the director attends a board meeting, and $1,000 for attendance at committee meetings that are not held on the same day as board meetings. Directors continue to be eligible to participate in the Stock Ownership Plan.

Drs. Flowers, Woodhams and Yeargan received fees for attendance at regional claims committee meetings that are reflected in the table as “Other Compensation.” They will no longer receive compensation as members of these claims committees as a result of their appointment to the Professional Liaison Committee established in December 2009 as a standing committee of the Board. It is anticipated that they will receive compensation as directors for service on the new Board committee in an amount comparable to the amount reflected in the table as Other Compensation.

Our Board of Directors has adopted the ProAssurance Corporation Director Deferred Stock Compensation Plan to facilitate director stock compensation approved by the Compensation Committee. The plan provides that the Compensation Committee will meet before the annual meeting each year to consider whether or not to provide stock compensation to independent directors. If granted by the Compensation Committee, the stock compensation is payable in whole shares of our Common Stock with a total value not to exceed the amount fixed by the Compensation Committee. The award is calculated using the NYSE closing price of a share of our Common Stock on the date of our annual meeting. Effective with the annual meeting in 2009, the Board increased the dollar value of the stock award from $50,000 to $56,000. Shares for 2009 and future years will be payable from the shares reserved for issuance under the 2008 Equity Incentive Plan. Under the terms of the Director Deferred Stock Compensation Plan, our Directors may elect either to receive the shares of Common Stock currently or to defer the receipt of the shares until their service as a director has ended.

Management directors do not receive any additional cash or stock compensation for their service as directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our equity securities with the SEC, which are called Section 16 Reports. Such directors, executive officers and 10% stockholders are also required to furnish us with copies of all Section 16 Reports they file. Purchases and sales of our equity securities by such persons are published on our website at www.ProAssurance.com.

Based on a review of the copies of such Section 16 Reports we received, and on written representations from our reporting persons, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and 10% stockholders were complied with during fiscal year 2009.

TRANSACTIONS WITH RELATED PERSONS

Our Code of Ethics and Conduct addresses conflicts of interest that arise when an employee or member of his or her family receives a personal benefit in a transaction involving ProAssurance or a subsidiary. Generally, employees are required to report any situation involving an actual or potential conflict of interest to ProAssurance for a determination of whether it involves a permissible conflict of interest. The Code of Ethics and Conduct provides specific guidance as to the following situations:

•	Employees are prohibited from (i) taking for themselves personally opportunities that are discovered through the use of ProAssurance’s information or position, (ii) using ProAssurance’s property, information or position for personal gain, and (iii) competing with ProAssurance.

•	If ProAssurance or a subsidiary does business or considers doing business with a company in which an employee or member of his or her family is employed or has a material financial or other interest, the employee must disclose the interest to his or her supervisor if he or she is aware of the proposed business relationship and refrain from participating in the approval process.

•	If an employee participates in religious, charitable, educational or civic activities, good judgment must be exercised to abstain from involvement in activities which would present a conflict of interest or interfere with responsibilities to or the reputation of ProAssurance.

ProAssurance adopted written policies and procedures for the review, approval or ratification of personal travel on corporate aircraft effective December 1, 2006. Pursuant to ProAssurance’s policies and procedures for the approval of personal travel on corporate aircraft, which we refer to in this proxy statement as the Policies and Procedures for Personal Use of Aircraft, senior executive officers, directors and such other employees of ProAssurance or its subsidiaries as may be designated by the Chief Executive Officer may use the corporate aircraft for personal travel if the aircraft is not otherwise required for business-related travel, upon reasonable notice to the Chief Executive Officer. As used in the Policies and Procedures for Personal Use of Aircraft, personal travel includes travel for entertainment, amusement or recreational purposes as described in Internal Revenue Service Notice 2005-45.

The Compensation Committee of the Board of Directors will establish, after reviewing the cost of the personal travel, the number of flight hours for which the Chief Executive Officer may use the corporate aircraft for personal travel in the succeeding twelve month period without further approval of the Committee. The Compensation Committee has established the number of aggregate flight hours for which all other authorized users may use the corporate aircraft for personal travel during the succeeding twelve months with the approval of the Chief Executive Officer as follows: 50 flight hours each for personal travel by the Chief Executive Officer and 20 flight hours for personal travel by other authorized users in the aggregate. The Chief Executive Officer must get the prior approval of the Compensation Committee before approving any personal travel which exceeds the aggregate limit. The Compensation Committee may delegate to any of its members the authority to approve requests for personal travel in excess of established limits. Both the Compensation Committee and the Chief Executive Officer are responsible for applying the Policies and Procedures for Personal Use of Aircraft.

In April 1, 2009, ProAssurance acquired all of the stock of PICA through a cash sponsored demutualization of PICA that was approved by the Illinois Director of Insurance. ProAssurance purchased all of the stock created in the demutualization for $135 million in cash. Dr. Jerry Brant was the chief executive officer and a director of PICA. ProAssurance employed Dr. Brant as President of PICA for a term of three years following the transaction. His employment agreement and the compensation payable to Dr. Brant are described under “Executive Compensation” in this proxy statement. The transaction was the result of arm’s length negotiations because it occurred before Dr. Brant’s election to the Board of Directors of ProAssurance and he had no other relationship to ProAssurance at that time.

PROPOSALS OF STOCKHOLDERS

Stockholder Nominations for Directors

Our Bylaws require that a stockholder who desires to nominate directors at an annual meeting of stockholders must give us written notice of his or her intent not later than December 1 in the year preceding the annual meeting or such other date as may be established by our Board of Directors for a particular annual meeting by written notice to the stockholders. The stockholder’s notice must set forth:

•	the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•	a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the record date for such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•	such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the Board of Directors solicited proxies for the election of such nominee at the meeting; and

•	the consent of each nominee to serve as a director of ProAssurance if so elected.

Stockholder Proposals for our 2011 Annual meeting

If you wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2011 annual meeting, you must submit your proposal in proper form (in accordance with the SEC Rule 14a-8), to our secretary on or before December 10, 2010, in order for the proposal to be considered for inclusion in the proxy statement for the 2011 annual meeting of stockholders.1 Simply submitting a proposal does not guarantee its inclusion, as the rules of the SEC make clear. The stockholder’s notice must set forth:

•	a brief description of the business desired to be brought before the meeting and the reasons for considering such matter or matters at the meeting;

•	the name and address of the stockholder who intends to propose such matter or matters;

•	a representation that the stockholder has been a holder of record of stock of ProAssurance entitled to vote at such meeting for a period of one year and intends to hold such shares through the date of the meeting and appear in person or by proxy at such meeting to propose such matter or matters;

•	any material interest of the stockholder in such matter or matters; and

•	a description of all understandings or relationships between the stockholder and any other person(s) (naming such persons) with respect to the capital stock of ProAssurance as to the matter specified in the notice.

The notice and any accompanying statement may not exceed 500 words. Stockholders are not permitted to submit proposals for consideration at special meetings.

1 Our Bylaws require any stockholder who desires to propose any business at the annual meeting of stockholders (other than the election of directors) to give us written notice not later than December 1 in the year preceding the annual meeting at which the proposal is to be considered or such other date as may be established by the Board of Directors for a particular annual meeting by written notice to the stockholders or in a report or proxy statement filed with the SEC. This date is superceded, as set forth above.

OTHER MATTERS

Policies on Reporting of Concerns Regarding Accounting and Other Matters and on Communicating with Directors

We have adopted policies on reporting of concerns regarding accounting and other matters and on communicating with our directors. Any person, whether or not an employee, who has a concern about the conduct of ProAssurance or any of our people, including with respect to our accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern to the members of the Audit Committee by using any of the methods described in the Corporate Governance section on our website at www.ProAssurance.com. Additionally, any person may communicate directly with our independent directors by sending an e-mail to IndependentDirector@ProAssurance.com. Further information on the procedure for these communications is available in the Corporate Governance section of our website at www.ProAssurance.com.

Important Notice Regarding Delivery of Stockholder Documents

Beneficial owners of Common Stock who share a single address may receive only one copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, unless their broker, bank, trustee or nominee has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial shareholder(s) sharing a single address wish to discontinue householding and receive a separate copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, they may contact Broadridge, either by calling (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

A majority of brokerage firms have instituted householding. If your family has multiple holdings in ProAssurance that are held in street name with a broker, you may have received householding notification directly from your broker. If so, please contact your broker directly if you have any questions, if you require additional copies of the proxy statement or annual report, if you are currently receiving multiple copies of the proxy statement and annual report and which to receive only a single copy, or if you wish to revoke your decision to household and thereby receive multiple statements and reports.

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by ProAssurance under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this proxy statement titled “Report of the Compensation Committee,” and “Report of the Audit Committee” (to the extent permitted by the rules of the SEC), as well as the exhibits to this proxy statement, will not be deemed incorporated, unless specifically provided otherwise in such filing.

VOTE BY INTERNET — www.proxyvote.com You may use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Please have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. PROASSURANCE CORPORATION 100 BROOKWOOD PLACE Electronic Delivery of Future PROXY MATERIALS BIRMINGHAM, AL 35209 If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet 1 Investor Address Line 1 and, when prompted, indicate that you agree to receive or access proxy materials Investor Address Line 2 electronically in future years. Investor Address Line 3 1 1 OF Investor Address Line 4 VOTE BY PHONE — 1-800-690-6903 Investor Address Line 5 Use any touch-tone telephone to transmit your voting instructions up until 11:59 John Sample P.M. Eastern Time the day before the cut-off date or meeting date. Please have 1234 ANYWHERE STREET 2 your proxy card in hand when you call and then follow the instructions. ANY CITY, ON A1A 1A1 VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. CONTROL # 000000000000 NAME THE COMPANY NAME INC. - COMMON SHARES 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. — 401 K 123,456,789,012.12345 PAGE 1 OF 2 x TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends that you nominee(s) on the line below. 02 vote FOR the following: 0 0 0 1. Election of Directors 0000000000 Nominees 01 Victor T. Adamo, Esq. 02 William J. Listwan, MD 03 W. Stancil Starnes, Esq The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 2 To ratify the appointment of Ernst & Young LLP as independent auditors 0 0 0 NOTE: If this proxy is properly executed, the shares of ProAssurance Corporation common stock represented by this proxy will be voted as directed by the undersigned. If no direction is made, the shares will be vote FOR the election as directors of all nominees listed herein and FOR the ratification of the appointment of Ernst & Young LLP as independent auditors. Such other business as may properly come before the meeting or any adjournment thereof. Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 Please sign exactly as your name(s) appear(s) hereon. When signing as John Sample attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must 1234 ANYWHERE STREET sign. If a corporation or partnership, please sign in full corporate or ANY CITY, ON A1A 1A1 partnership name, by authorized officer. SHARES CUSIP # JOB # SEQUENCE # Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ProAssurance Corporation 100 Brookwood Place Birmingham, AL 35209-6811 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . PROASSURANCE CORPORATION This proxy is solicited by the Board of Directors Annual Meeting of Shareholders 5/19/2010 10:00 AM CT The undersigned stockholder of ProAssurance Corporation, or the “Company,” acknowledges receipt of the Notice of the Annual Meeting of Shareholders and Proxy Statement, each dated April 1, 2010, and the undersigned revokes all prior proxies and appoints Howard H. Friedman and Frank B. O’Neil, and each of them, as attorneys and proxies for the undersigned to vote all shares of common stock of the Company which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on the fifth floor of the headquarters of the Company, 100 Brookwood Place, Birmingham, AL 35209, at 10:00 a.m., Central Time, on Wednesday, May 19, 2010, or at any adjournment, continuation or postponement thereof, and instructs said proxies to vote as indicated on the reverse. R2.09.05.010 _2 0000060908 Continued and to be signed on reverse side